SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:
/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 NCT GROUP, INC.
                (Name of Registrant as Specified in Its Charter)


          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
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/ / Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
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(4) Date filed:
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
                                 NCT GROUP, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

                                                                    June 2, 2000
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of NCT Group, Inc., a Delaware corporation ("NCT" or the "Company"), to be held at 2:00 p.m., local time, on Thursday, July 13, 2000 at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. All shareholders of record as of May 26, 2000 are entitled to vote at Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting. At the Meeting, you will be asked to consider and approve, among other things, an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for the Company. In addition, you will be asked to consider and approve an amendment to the 1992 Stock Incentive Plan to increase the number of shares covered by the plan.

On April 21, 2000, the Company's Board of Directors made several senior management changes. Mr. Jay Haft retired as Chairman of the Board of Directors. Mr. Haft will remain a member of the Board of Directors and will continue to advise the Company and its subsidiaries. I was elected Chairman and retain my current position as Chief Executive Officer of the Company. Ms. Irene Lebovics was elected President and will be responsible for the Company's day-to-day operations as well as supporting the logistics required to grow the Company's subsidiaries and new businesses. I will focus on the strategic business objectives of the Company and its subsidiaries including, among other things, strategic partnerships, acquisitions, licensing efforts, furthering the exploitation of NCT-developed technologies and the identification and incubation of new technologies targeted to rapidly-growing emerging markets such as eBusiness, IP telephony and microbroadcasting.

The Company would like to recognize the many contributions made by Mr. Haft during his years as Chairman of the Board and to express sincere appreciation for his efforts on behalf of the Company while in that capacity. We are pleased and privileged that Mr. Haft's involvement with the Company will continue as we greatly value his forthright, unbiased counsel and unwavering support.

The Company's Board of Directors and officers are excited about the continuing execution by the Company's subsidiary, DistributedMedia.com, Inc. ("DMC") of its strategy to target the $117 billion advertising market. Progress in launching DMC has been most encouraging. As previously announced, DMC has (1) secured $10.0 million of equipment financing and a $1.0 million equity investment from Production Resource Group, (2) secured Compaq Computer Corporation as a charter DMC advertiser and an official supplier of customized components for the Sight & Sound(TM) system, (3) signed Trans World Entertainment for the retail installation of 1,750 Sight & Sound(TM) systems, (4) signed Wherehouse Entertainment, Inc. for the retail installation of 1,446 Sight & Sound(TM) systems, (5) signed The Wiz for the retail installation of multiple Sight & Sound(TM) systems in 41 stores, (6) signed Barnes & Noble College Bookstores for the retail installation of multiple Sight & Sound(TM) systems in their entire network of 380 college bookstores, and (7) signed but not announced three other retailers for the installation of additional Sight & Sound(TM) systems. In addition, DMC announced the appointment of the nontraditional media unit of Interep National Radio Sales (Nasdaq: IREP) ("Interep") as DMC's advertising sales representative. The appointment of Interep as DMC's advertising sales representative is a crucial component to DMC's market penetration strategy. The Company is excited about these developments, and the Company may require additional capital to support and sustain the execution of the DMC strategy until DMC revenues generate a positive cash flow. The Company is requesting that the shareholders approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized so that on an if needed and as needed basis, the Company may raise such capital. We believe that the ability to raise additional capital, if required, will help accelerate the execution of DMC's strategy.

NCT's Board of Directors believes that a favorable vote on the matters outlined herein would be in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" such matters. Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy promptly.

Directors and officers of NCT Group will be present to help host Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend. Even if you expect to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope without delay. If you attend the Meeting, you may vote in person even if you have previously mailed your proxy.

On behalf of your Board of Directors, thank you for your support.

                                    Sincerely,

                                    /s/ MICHAEL J. PARRELLA
                                        -------------------
                                        Michael J. Parrella
                                        Chairman and Chief Executive Officer

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD ON JULY 13, 2000
                                 ---------------

NOTICE IS HEREBY GIVEN that the Meeting of Shareholders of NCT Group, Inc. (formerly known as Noise Cancellation Technologies, Inc.) will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Thursday, July 13, 2000 at 2:00 p.m. for the following purposes:

1. To elect four directors for the year following the Meeting or until their successors are elected;

2. To consider and approve an amendment of the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized thereunder from 325,000,000 shares to 450,000,000 shares;

3. To consider and approve an amendment to the Company's 1992 Stock Incentive Plan (the "1992 Plan") to increase the number of shares of common stock authorized thereunder from 30,000,000 shares to 50,000,000 shares; and

4. For the transaction of such other business as may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. The record date for the meeting is the close of business on May 26, 2000. All holders of our common stock at that time are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.

The presence, in person or by proxy, of a majority of the shares of our common stock entitled to vote will constitute a quorum for the Meeting, and the affirmative vote of a majority of the outstanding shares of our common stock is necessary for the adoption of Proposal No. 2.

Your vote is very important. To ensure that your shares are represented, you should complete, sign, date and return the enclosed proxy card in the prepaid envelope enclosed, whether or not you expect to attend the Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted.

By Order of the Board of Directors,

/s/ IRENE LEBOVICS
-----------------------
President and Secretary

Linthicum, Maryland
June 2, 2000


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY SHAREHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about June 2, 2000, to all shareholders of record at the close of business on May 26, 2000, in connection with the solicitation by the Board of Directors of Proxies for the Meeting to be held at 2:00 p.m., local time, on Thursday, July 13, 2000 at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on matters presented at the Meeting in accordance with the instructions given thereon by the person executing such proxy or, in the absence of specific instructions, will be voted in favor of the proposals indicated on such proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder at the Company's offices, 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting. Such list will also be available for examination at the Meeting.

Revocability

Any shareholder may revoke his or her proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary. A shareholder also may revoke his or her proxy at any time before the Meeting by delivery of a subsequently dated proxy or by attending the Meeting and voting in person.

Quorum and Voting

The total number of issued and outstanding shares of common stock of the Company as of May 26, 2000, was 275,388,539. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only shareholders of record as of the close of business on May 26, 2000 will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 137,694,270 shares as of May 26, 2000, must be present at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve Proposal No. 2 (the amendment of the Company's Restated Certificate of Incorporation). Further, the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve Proposal Nos. 1 and 3 and to transact such other business as may properly come before the Meeting. With respect to a proxy marked "ABSTAIN," shares are considered present at the Meeting for the purpose of determining the presence of a quorum, but as they are not affirmative votes for the proposals, they will have the same effect as a vote against the proposals. With respect to broker non-votes, shares are not considered present at the Meeting for the proposal for which the broker withheld authority and, accordingly, will not be counted in favor of or against such proposal, but will be counted toward a quorum. Because the affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve Proposal No. 2, a broker non-vote with respect to this proposal will have the effect of a vote against such proposal.

                      PROPOSAL 1. ELECTION OF DIRECTORS

Information Concerning Nominees

Four directors are to be elected at the Meeting to serve until the next Annual Meeting of Shareholders of the Company or until their successors are elected and qualified. The table below sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates. The business background of each nominee follows the table. The proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. In the event a nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for such nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

                              Director
  Name                  Age    Since     Positions and Offices
  ----                  ---   --------   ---------------------

  Michael J. Parrella   52     1986      Chairman of the Board of Directors
                                         and Chief Executive Officer

  Jay M. Haft           64     1990      Director

  John J. McCloy II     62     1986      Director

  Sam Oolie             63     1986      Director


   Michael J. Parrella currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Parrella was elected Chairman of the Board of Directors of the Company on April 21, 2000, on which date he relinquished the position of President. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of the Company. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc. ("NCT Audio"), a subsidiary of the Company, a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2000, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corp. ("Advancel"), a subsidiary of the Company. Mr. Parrella is a director of Advancel, serves as Chairman of the Board of DistributedMedia.com, Inc. ("DMC"), a subsidiary of the Company, and serves as Chairman of the Board of NCT Hearing Products, Inc. ("NCT Hearing"), a subsidiary of the Company.

   Jay M. Haft currently serves as a director of the Company and had served as Chairman of the Board of Directors of the Company until April 21, 2000. From November 1994 to July 1995, he served as President of the Company. He also serves as a director of the Company's subsidiaries, NCT Audio, DMC, Advancel and NCT Hearing. Mr. Haft is a strategic and financial consultant for growth stage companies. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994) and prior to that, a founding partner of Wofsey, Certilman, Haft et al (1966-1988). Mr. Haft is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is a director of numerous public and private corporations, including RVSI, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), Viragen, Inc. (OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). He served as a Commissioner on the Florida Commission for Government Accountability to the People. Mr. Haft serves as Treasurer of the Miami City Ballet and is a Trustee of Florida International University.

   John J. McCloy II currently serves as a director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as Chairman of the Board of Directors of the Company from September 1986 to November 1994. In addition, he served as the Company's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Mondial Ltd. and Unified Waste Services. He is a director of American University in Cairo and the Sound Shore Fund, Inc.

   Sam Oolie currently serves as a director of the Company. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high-performance, fire-retardant products, and has held that position since
August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1999.

Information Concerning the Board

The Board of Directors of the Company held eight meetings (excluding one action by unanimous written consent) during the fiscal year ended December 31, 1999. No incumbent director during such period was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on June 24, 1999, and is comprised of Messrs. Haft and Parrella. If and as may be necessary, the Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1999, the members of the Executive Committee conferred with each other at least once a week.

The Compensation Committee, which was appointed by the Board of Directors on June 24, 1999, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is presently comprised of Messrs. McCloy and Oolie. The Board of Directors determines, and thereby establishes and provides for the administration of stock option plans, matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company. During the fiscal year ended December 31, 1999, the Compensation Committee held one meeting.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy and Oolie, held one meeting during the fiscal year ended December 31, 1999.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions that are made in writing to the Company's Chairman of the Board of Directors.

Board of Directors' Resignations

Mr. Morton Salkind, who served on the Company's Board of Directors from 1997, resigned effective January 19, 1999. See "Certain Relationships and Insider Participation" below with respect to certain transactions between the Company and Carole Salkind, Mr. Salkind's spouse. Mr. Stephan Carlquist, who served on the Company's Board of Directors from 1997, resigned effective September 23, 1999.

Compensation of Directors

None of the Company's directors received fees, as such, for his services as a director during 1999. Messrs. Haft and Parrella are paid salaries as employees of the Company. See "Executive Compensation and Summary Compensation Table" and "Board Compensation Committee Report on Executive Compensation" below.

During 1999, each director was granted an option to acquire shares of the Company's common stock under the 1992 Plan. The shares of common stock underlying options granted in 1999 under the 1992 Plan are as follows: Mr. Haft
- 100,000 shares, Mr. Parrella - 5,000,000 shares, Mr. McCloy - 50,000 shares, Mr. Oolie - 300,000 shares, Mr. Carlquist - 300,000 shares, and Mr. Salkind - 600,000 shares. The vesting for the directors, other than Mr. Parrella, is as follows: such options vest 40% on the date of grant (April 13, 1999) and 30% upon the first and second anniversaries. The options expire 10 years from the date of grant. The exercise price is $0.41 per share, the closing bid price on the date of grant. The vesting terms of Mr. Parrella's grant are outlined below in note (1) to the table "Options and Warrants Granted in 1999."

In addition, various options and warrants, which would have otherwise expired in 1999, were forfeited and re-granted as new awards to applicable directors by action of the Board of Directors on February 1, 1999. Warrants which had an expiration date of December 31, 1999 were re-granted with an expiration date of February 1, 2004 by action of the Board of Directors on February 1, 1999 as follows: Mr. Haft - 218,500 and for each of Messrs. Parrella and McCloy - 862,500 shares. Such warrants maintain their exercise price of $0.75 per share which exceeded the fair market price on the date of the replacement grant. Mr. Haft's options under the Directors' Stock Option Plan (the "Directors' Plan"), which had a November 15, 1999 expiration date, were forfeited and re-granted on February 1, 1999 at exercise prices ranging from $0.6562 to $0.75 per share. The aggregate shares of common stock that Mr. Haft may acquire under these Directors' Plan options is 538,500, all of which options are exercisable and expire on February 1, 2004. Forfeitures and re-grants under the 1987 Stock
Incentive Plan (the "1987 Plan") include the following: Mr. McCloy - 850,000 shares and each of Messrs. Parrella and Oolie - 250,000 shares. These 1987 Plan options now expire on February 1, 2004 and are exercisable at $0.50 per share, except 100,000 of Mr. McCloy's shares are exercisable at $0.625. Forfeitures and replacement grants under the 1992 Plan for options that would have otherwise expired in 1999 were made to Mr. Parrella for an aggregate of 699,500 shares at exercise prices ranging from $0.6562 to $0.75. These options expire on February 1, 2004.

Certain Relationships and Insider Participation

Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI, and Jay M. Haft, former Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, Chief Executive Officer of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

On January 26, 1999, Carole Salkind (the "Holder"), an accredited investor and spouse of a former director of the Company, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and the Company received the proceeds on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from its issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder agreed to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before April 15, 2000, as extended. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10%
shareholders were complied with during the period from January 1, 1999 to December 31, 1999.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2000, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is (1) the holder of 5% or more of the common stock of the Company, (2) each person who presently serves as a director of the Company, (3) the five most highly compensated executive officers of the Company (including the Company's Chief Executive Officer) in the last fiscal year, and (4) all executive officers and directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                  Amount and
                                  Nature of                 Approximate
                                  Beneficial                Percentage
      Name of Beneficial Owner    Ownership (1)             Of Class (1)
      ------------------------    -------------            ------------
      Michael J. Parrella          7,645,888   (2)              2.6%
      Jay M. Haft                  1,982,681   (3)                 *
      John J. McCloy               2,531,998   (4)                 *
      Sam Oolie                      999,813   (5)                 *
      Cy E. Hammond                  586,718   (6)                 *
      Paul D. Siomkos                417,000   (7)                 *
      Irving M. Lebovics           1,160,517   (8)                 *
      James A. McManus               190,000   (9)                 *
      All Executive Officers      17,094,165  (10)              5.8%
        and Directors as a
        Group (10 persons)
      Carole Salkind              33,934,805  (11)             11.1%

  *   Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 6,774,500 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children.

(3) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by the Company and 1,653,500 shares issuable upon the exercise of currently exercisable options.

(4) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by the Company, 1,085,000 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(5) Includes 25,000 shares from a stock award granted by the Company, 660,000 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 25,000shares issuable upon the exercise of currently exercisable warrants and 561,718 shares issuable upon the exercise of currently exercisable options.

(7) Includes 417,000 shares issuable upon the exercise of currently exercisable options. In February 2000, Mr. Siomkos sold 100,000 shares of the Company's common stock that had been granted to him by the Company as a stock incentive award upon his employment in 1998.

(8) Includes 570,000 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with his spouse. Irving Lebovics is married to Irene Lebovics who is also employed by the Company and serves as its President and Secretary. Ms. Lebovics holds a warrant to acquire 201,250 shares and various options to acquire an aggregate of 1,641,300 shares of common stock of the Company, shares as to which Mr. Lebovics disclaims beneficial ownership.

(9)   Includes   175,000   shares   issuable  upon  the  exercise  of  currently
      exercisable options and 10,000 shares owned by the named person's spouse, as to which Mr. McManus has no voting or investment power.

(10) Includes 2,169,750 shares issuable to 3 directors and 2 executive officers of the Company upon the exercise of currently exercisable warrants, 13,275,018 shares issuable to 10 persons upon the exercise of currently exercisable options, and 40,000 shares from stock awards issued by the Company to 3 directors. Excludes options to acquire 11,433,0009,399,000 shares from the Company which are not presently exercisable but become exercisable over time by formerthe 10 executive officers and directors of the Company as a group.

(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. Includes 23,529,412 shares issuable upon the conversion of convertible secured notes calculated at a conversion price of $0.17 per share on the aggregate of four million dollars ($4,000,000) of convertible secured notes outstanding. Such beneficial ownership indicated herein is based on information contained in Form 13D/A filed by Ms. Salkind with the Securities and Exchange Commission on April 3, 2000. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former director of the Company, as to which she has no voting or investment power.

Executive Compensation and Summary Compensation Table

Set forth below is certain information for the three fiscal years ended December 31, 1999, 1998 and 1997 relating to compensation received by the Company's Chief Executive Officer and the other four most highly compensated officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (collectively the "Named Executive Officers").

                                                                                   Securities
                                                                                   Underlying
                                                               Other Annual     Options/Warrants      All Other
Name and Principal Position  Year    Salary ($)     Bonus ($)  Compensation ($)     SARs (#)        Compensation
---------------------------  ----    ----------     ---------  ---------------- ----------------    ------------

Michael J. Parrella (1)      1999    $120,000       $168,678       $22,008         6,812,500 (1)    $6,418 (4)
  Chairman of the Board and  1998     120,000        205,889        20,615        12,000,000 (2)     5,918 (4)
  Chief Executive Officer    1997     120,000        243,058        15,348         3,062,500 (3)     5,218 (4)

Cy E. Hammond                1999      94,000         92,941        12,000           175,000 (5)         -
   Senior Vice President,    1998      94,000         42,570        12,000           500,000 (2)         -
   Chief Financial Officer,  1997      94,000         65,939             -           150,000 (6)         -
   Treasurer and
   Assistant Secretary

Paul D. Siomkos              1999     150,000              -        12,000           150,000             -
   Senior Vice President,    1998     105,192 (7)     78,125 (7)     8,367         1,000,000 (2)         -
   Operations

Irving M. Lebovics           1999     150,000 (8)          -         9,000           250,000             -
   Senior Vice President,    1998     113,375 (9)          -         4,125           600,000 (2)         -
   Global Sales              1997           -              -             -           100,000 (9)         -

James A. McManus             1999     101,846 (10)    59,410 (10)        -           250,000             -
   President and Chief
   Executive Officer,
   DistributedMedia.com, Inc.

(1) Mr. Parrella served as the Company's President and Chief Executive Officer during fiscal 1999. On April 21, 2000, Mr. Parrella assumed the role of Chairman of the Board of Directors and relinquished the position of President. In addition to a grant under the 1992 Plan for the purchase of 5,000,000 shares, includes replacement grants of warrants and options that would have otherwise expired in 1999. Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates from 1999 to February 1, 2004. In addition, includes various options under the 1992 Plan to acquire 699,500 shares of the Company's common stock as new grants due to the extension of expiration dates from 1999 to February 1, 2004.

(2) On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Siomkos, 500,000 shares; and as to Mr. Lebovics, 300,000 shares. Such options had been granted to employees on various dates in 1998 at exercise prices up to $1.0625 per share and were replaced by new grants for the same number of shares on December 4, 1998 at an exercise price of $0.3125 per share, the then fair market value of the stock.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date from 1999 to February 1, 2004.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) Mr. Siomkos was employed by the Company effective March 23, 1998. The 1998 bonus represents the fair market value on the date of award of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(8) Mr. Lebovics' compensation is comprised of a base salary of $120,000 per annum, a non-recoverable draw of $30,000 per annum and an automobile allowance of $9,000 per annum.

(9) Mr. Lebovics was employed by the Company effective February 13, 1998. From January 1, 1996 to February 12, 1998, his services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While Mr. Lebovics was employed by ESP, the Company granted ESP options to purchase 400,000 shares of the Company's common stock, of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(10) Mr. McManus, President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc., was hired effective March 1, 1999. Prior to that and from April 1998, Mr. McManus served as a consultant to DMC. In accordance with his letter of employment, Mr. McManus is paid a salary at the rate of $120,000 per annum and a guaranteed first year bonus of $70,000. The amount herein represents payments for the period employed in 1999.


Stock Options and Warrants

The following table summarizes the Named Executive Officers' stock option and warrant activity during 1999:

                     Options and Warrants Granted in 1999

                                                                                         Potential Realized Value
                       Shares           Percent of                                       at Assumed Annual
                       Underlying       Total Options                                    Rates of Stock Price
                       Options          and Warrants                                     Appreciation for Option
                       and              Granted to        Exercise                       and Warrant Term (6)
                       Warrants         Employees in      Price        Expiration      ----------------------------
Name                   Granted          1999 (2)          Per Share    Date                  5%            10%
-------------------    ----------       -------------     ---------    ----------      -------------  -------------
Michael J. Parrella    5,000,000 (1)      69.2%            $0.41        04/13/09        $1,289,234     $3,267,172
                         862,500 (3)      66.0% (3)         0.75        02/01/04           178,720        394,924
                         250,000 (4)     100.0% (4)         0.50        02/01/04            34,535         76,314
                          15,000 (5)      93.4% (5)         0.6875      02/01/04             2,849          6,296
                          15,000 (5)      93.4% (5)         0.6876      02/01/04             2,850          6,297
                         500,000 (5)      93.4% (5)         0.6563      02/01/04            90,662        200,339
                          15,000 (5)      93.4% (5)         0.6562      02/01/04             2,719          6,009
                          15,000 (5)      93.4% (5)         0.7187      02/01/04             2,978          6,582
                         139,500 (5)      93.4% (5)         0.75        02/01/04            28,906         63,875

Cy E. Hammond            150,000 (1)       2.1%             0.41        04/13/09            38,667         98,015
                          25,000 (3)       1.9% (3)         0.75        02/01/04             5,180         11,447

Paul D. Siomkos          150,000 (1)       2.1%             0.41        04/13/09            38,677         98,015

Irving M. Lebovics       250,000 (1)       3.5%             0.41        04/13/09            64,462        163,359

James A. McManus         250,000 (1)       3.5%             0.41        04/13/09            64,462        163,359


(1) Options to acquire these shares were granted pursuant to the 1992 Plan. Vesting of such 1999 grants is as follows: 16% on the date of grant (April 13, 1999); 12% on each of the first and second anniversaries; 30% after the first and second year of profitability, but in no case, later than five years from the date of grant (April 13, 2004). These options were granted with an exercise price of $0.41 per share, the fair market value of the Company's common stock on the date of grant.

(2) Percentages for the grants described in (1) above are based upon the aggregate total granted under the 1992 Plan less amounts granted to consultants and non-employee directors (i.e., directors other than Messrs. Haft and Parrella) and amounts attributable to replacement grants. Percentages for grants attributable to the re-granting of options and warrants which would have otherwise expired in 1999 are determined based upon the aggregate total re-granted under the applicable plan less amounts granted to non-employee directors and consultants.

(3) Represents replacement grants of warrants. These warrants are vested. Expiration dates for such warrants to purchase common stock of the Company were extended five years from the date re-granted. The expiration date for such warrants had previously been extended for an additional two years from the original expiration dates in 1997. The exercise price of such warrants was not revised from the original exercise price and exceeded the fair market value of the stock on the date re-granted.

(4) Represents replacement options under the 1987 Plan. These options are vested.

(5) Represents replacement grants under the 1992 Plan. Expiration dates for re-granted options were extended to expiration dates equal to the lesser of five years from the date re-granted or ten years from the original grant date. These options are vested. In the aggregate, these options represent 93.4% of the options re-granted under the 1992 Plan.

(6) The dollar amounts on these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall market conditions.

                1999 Aggregated Option and Warrant Exercises and
                   December 31, 1999 Option and Warrant Values

The following table sets forth certain information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 1999, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.

                                                                                          Value of Unexercised
                                                 Number of Shares Underlying              In-the-Money Options
                    Number of                    Unexercised Options and                  and Warrants at
                    Shares                       Warrants at December 31, 1999            December 31, 1999
                    Acquired on    Value      -----------------------------------     ---------------------------
  Name              Exercise (#)   Realized   Exercisable (#)   Unexercisable (#)     Exercisable   Unexercisable
-------             ------------   --------   ---------------   -----------------     -----------   -------------
Michael J. Parrella          -     $     -      7,037,000         8,200,000             $    -         $    -

Cy E. Hammond                -           -        518,718           276,000                  -              -

Paul D. Siomkos              -           -        274,000           376,000                  -              -

Irving M. Lebovics           -           -        440,000           310,000                  -              -

James A. McManus             -           -        100,000           150,000                  -              -

                        10-Year Option/Warrant Repricings

The following table summarizes for the Named Executive Officers the stock options and warrants which have been repriced during the ten-year period ending December 31, 1999.

From time to time, grantees forfeit options and warrants and the Company issues replacement grants for such options and warrants that would otherwise expire. In 1999, the Board of Directors re-granted such options and warrants that would have otherwise expired in 1999 to applicable employees and directors. All of such options and warrants were fully vested. The new term for the replacement options was the lesser of 5 years from the date re-granted or 10 years from the original grant date. Warrants were re-granted for 5 years. Such replacement options and warrants were granted at the original exercise price that in every case exceeded the fair market price of the Company's common stock of $0.24 on February 1, 1999, the date of the new grant.

                                 Number of      Market                                            Length of
                                 Securities     Price of         Exercise                         Original
                                 Underlying     Stock at         Price                            Option Term
                                 Options/       Time of          at time of                       Remaining at
                                 Warrants       Repricing        Repricing          New           Date of
                                 Repriced or    or Amend-        or Amend-          Exercise      Repricing or
     Name              Date      Amended(#)     ment ($)         ment ($)           Price ($)     Amendment
     ----              ----      -----------    ---------        ----------         ---------     ------------
Michael J. Parrella    2/1/99      862,500      $0.24            $0.75              $0.75         0 years
                       2/1/99      250,000      $0.24            $0.50              $0.50         0 years
                       2/1/99       15,000      $0.24            $0.6875            $0.6875       0 years
                       2/1/99       15,000      $0.24            $0.6876            $0.6876       0 years
                       2/1/99      500,000      $0.24            $0.6563            $0.6563       0 years
                       2/1/99       15,000      $0.24            $0.6562            $0.6562       0 years
                       2/1/99       15,000      $0.24            $0.7187            $0.7187       0 years
                       2/1/99      139,500      $0.24            $0.75              $0.75         0 years
                      12/4/98    6,000,000      $0.3125          $1.0625            $0.3125       9 years
                      1/22/97      862,500      $0.50            $0.75              $0.75         0 years
                      1/22/97      250,000      $0.50            $0.50              $0.50         0 years

Cy E. Hammond          2/1/99       25,000      $0.24            $0.75              $0.75         0 years
                      12/4/98      250,000      $0.3125          $1.0313            $0.3125       9 years
                      1/22/97       25,000      $0.50            $0.75              $0.75         0 years

Paul D. Siomkos       12/4/98      500,000      $0.3125          $0.7813            $0.3125       9 years

Irving M. Lebovics    12/4/98      300,000      $0.3125          $1.0313            $0.3125       9 years

Compensation Arrangements with Certain Officers and Directors

Mr. Parrella's incentive bonus is equal to 1% of the cash received by the Company upon the execution of transactions with unaffiliated parties. Such arrangement has been in effect since the initial award by the Compensation Committee on February 1, 1996.

In February 1998, the Company entered into an employment agreement with Paul Siomkos, its then new Senior Vice President of Operations. The term of this employment agreement is four years. Such agreement provides for a base salary of $150,000 and that the amount of any incentive bonus be at the sole discretion of the Company. Mr. Siomkos receives an automobile allowance of $1,000 per month.

Effective March 1, 1999, the Company hired James McManus as the President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc. In conjunction therewith, the Company entered into a letter of employment which provides for a base annual salary of $120,000, annual 5% increases of his base salary, a guaranteed first year bonus of $70,000 and $50 per site installed with DMC's DBSS (digital broadcasting station system) during Mr. McManus' first year of employment.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 1999, John McCloy, Stephen Carlquist and Sam Oolie served as members of the Compensation Committee of the Company's Board of Directors. Each of Messrs. McCloy, Carlquist and Oolie also served as members of the Board of Directors of NCT Audio since their respective appointments in 1997. Mr. Carlquist resigned as director of the Company and director of NCT Audio on September 23, 1999. Prior to his resignation, Mr. Carlquist was Chairman of the Compensation Committee.

The Company and QSI entered into nine agreements from 1993 to 1997. The Company's relationship with QSI was terminated in fiscal 1999. See above at "Certain Relationships and Insider Participation" for further information.

On January 26, 1999, Carole Salkind, an accredited investor and spouse of Morton Salkind, a director of the Company who resigned on January 19, 1999, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. During fiscal 1999, the Company received an aggregate of $3.0 million proceeds for the secured convertible notes. The Company received the remaining $1.0 million installment on March 27, 2000. See above at "Certain Relationships and Insider Participation" for further information.

Board Compensation Committee Report on Executive Compensation

Mr. Haft served as Chairman of the Company's Board of Directors since July 17, 1996. He also has served as Chairman of the Executive Committee of the Board of Directors since July 1995. From November 1994 through July 1995, Mr. Haft was Chief Executive Officer of the Company. Mr. Haft continues to receive compensation from the Company. The total compensation paid by the Company to Mr. Haft in 1999, 1998 and 1997 was $85,500 ($12,500 of which was paid in shares of common stock of the Company in lieu of cash), $96,000 and $96,000, respectively. At the June 24, 1999 meeting of the Board of Directors, Mr. Haft's total compensation was reduced to an annual rate of $75,000 effective July 1, 1999. On February 1, 1999, Mr. Haft forfeited and was re-granted a warrant to acquire 218,500 shares of common stock of the Company at an exercise price of $0.75. In addition, he forfeited and was re-granted options under the Directors' Plan to acquire an aggregate of 538,500 shares of common stock as follows: 45,000 shares at an exercise price of $0.6562; 90,000 shares at an exercise price of $0.6875; 45,000 shares at an exercise price of $0.7187; and 358,500 shares at an exercise price of $0.75. These warrants and options are fully vested and expire February 1, 2004. These replacement grants were all at exercise prices in excess of the fair market value on the date re-granted. On April 13, 1999, Mr. Haft was granted an option under the 1992 Plan to acquire 100,000 shares of common stock at an exercise price of $0.41 per share, the fair market value of the stock on the grant date. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant. These options expire on April 13, 2009.

Mr. Parrella has served as the Company's Chief Executive Officer since June 19, 1997 and has served as its President since July 1995. Mr. Parrella's base salary for 1999 was continued at the rate of $120,000 per annum, the same as his base salary in 1998 and 1997. Mr. Parrella also is eligible for a cash incentive bonus. As previously reported, in May 1995, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the then ongoing restructuring program, the Board of Directors awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, this percentage bonus arrangement was extended indefinitely until modified or terminated by the Company's Board of Directors. Under this percentage bonus arrangement during 1999, Mr. Parrella was paid a bonus of $168,678. Also in 1999, the Company paid Mr. Parrella a $22,008 annual automobile allowance and the Company paid the $6,418 annual premium for a $2.0 million personal life insurance policy on his behalf.

Certain of Mr. Parrella's options and warrants which would have expired in 1999 were forfeited and re-granted to him on February 1, 1999 as follows: a warrant for 862,500 shares at an exercise price of $0.75 per share and expiration date of February 1, 2004, an option under the 1987 Plan to acquire 250,000 shares of common stock at $0.50 per share and expiration date of February 1, 2004 and various options under the 1992 Plan aggregating 699,500 shares at prices ranging from $0.6562 to $0.75 with expiration date of February 1, 2004. The exercise price of all of Mr. Parrella's replacement grants exceeded the fair market value of the stock on the date of the new grants. On April 13, 1999, Mr. Parrella was granted an option under the 1992 Plan to purchase 5,000,000 shares of the Company's common stock. The exercise price is $0.41 per share which was the closing bid price of the Company's common stock on April 13, 1999, the date of grant. Vesting requirements are as follows: as to 800,000 shares, immediately; as to 600,000 shares, April 13, 2000; as to another 600,000 shares, April 13, 2001; as to 1,500,000 shares, after the first year of profitability; as to the remaining 1,500,000 shares, after the second year of profitability. Regardless of the vesting requirements, the options become exercisable after five years, or after April 13, 2004.

The base  salary of Mr.  Hammond,  as Senior  Vice  President,  Chief  Financial
Officer, Treasurer and Assistant Secretary, was $94,000 for 1999, the same as his salary in 1998 and 1997. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of convertible preferred stock, generating other cash resources for the Company and other accomplishments, Mr. Hammond was awarded a cash bonus of $92,941 in 1999. Also in 1999, the Company paid Mr. Hammond a $12,000 annual automobile allowance. On February 1, 1999, a warrant for the purchase of 25,000 shares of common stock which had an expiration date in 1999, was forfeited and re-granted with an expiration date of February 1, 2004 at an exercise price of $0.75. Such exercise price exceeded the fair market value of the common stock on the date of the replacement grant. On April 13, 1999, Mr. Hammond was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

The base salary of Mr. Siomkos, as Senior Vice President, Operations, was $150,000. In addition, Mr. Siomkos was paid a $12,000 automobile allowance. Mr. Siomkos was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, in 1998, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was increased to $30,000 per annum. Mr. Lebovics' base salary and non-recoverable draw were continued at these rates in 1999, along with a $9,000 per annum automobile allowance. Mr. Lebovics was promoted to Senior Vice President, Global Sales in January 1999. In 1999, Mr. Lebovics was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

The base salary and guaranteed first year bonus of Mr. McManus, President and Chief Executive Officer of DMC, were established at $120,000 and $70,000, respectively. Mr. McManus was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant or useful to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers; the absence, in certain instances, of any material increase in salary or other cash compensation for any of the past several years; the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies; and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                          THE COMPENSATION COMMITTEE


                                          By:   /s/ SAM OOLIE
                                                /s/ JOHN McCLOY
Performance Graph

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                 NCT Group, Inc.
                              Stock Performance (1)


                                [OBJECT OMITTED]

                                   12/31/94    12/31/95    12/31/96    12/31/97     12/31/98     12/31/99
                                   --------    --------    --------    --------     --------     --------
NCT                                  100          83          54         150           37           18
NASDAQ Composite Index               100         141         174         213          300          546
NASDAQ Electronic Component          100         166         286         300          464          910
       Stock Index (2)

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1994.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of the Company's technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.


  PROPOSAL 2. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
              TO INCREASE AUTHORIZED CAPITALIZATION

The Company's Board of Directors has unanimously approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from 325,000,000 to 450,000,000, an increase of 125,000,000 shares. The Board of
Directors is submitting this matter for adoption by the holders of the common stock at the Meeting.

The Company needs to increase the authorized but unissued shares of its common stock because our Board of Directors approved a number of securities sales transactions whose terms could obligate us to issue more shares than the Company now has authorized. The number of additional shares the Company may need to issue is partly a function of the price of our common stock, as further explained below. Although our shareholders are being asked to approve this proposal to increase the authorized but unissued shares to satisfy these obligations, holders of our common stock are not approving the transactions themselves or the terms of the securities sold. In addition, shareholders are not approving future issuances of preferred stock or other future transactions by voting for this proposal.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional common shares will reduce the percentage interest of current shareholders in the total outstanding shares of common stock. Approval of this proposal will not affect the number of other shares authorized. The relative rights and limitations of the shares of common stock and other shares authorized would remain unchanged under this proposal.


As of May 26, 2000, a total of 275,388,539 of the Company's currently authorized shares of common stock have been issued and are outstanding, leaving 49,611,461 shares of common stock available for all other purposes. A number of the currently authorized but unissued shares of common stock are required to be held in reserve for possible future issuance: (a) upon conversion of convertible secured notes and interest thereon; (b) upon conversion of certain series of the Company's convertible preferred stock and accretion of dividends thereon; (c) upon exercise of stock options and warrants; (d) upon the exchange of common stock of NCT Audio ; and (e) for certain contingent obligations pursuant to a reset provision. These specific purposes for additional shares of common stock are described in greater detail below.

For certain conversions and exchanges into shares of our common stock, the number of shares required to be reserved may vary as a function of the price of our common stock. At an assumed closing bid price per share of $0.50 (also assumed to be the 5-day average closing bid price), the Company would not have available and in reserve all of the shares of common stock necessary to fulfill its obligations for all of the specific future issuances noted above in (a) through (e). At such price, after providing adequate reserves for all of the specific future issuances outlined above, the Company would have a shortfall in the number of authorized but unissued shares of common stock of 40,981,957. To alleviate this problem, current executive officers and directors of the Company have agreed, as necessary, to release or set aside the reserve required for the exercise of their warrants and options, aggregating 24,843,768 shares of common stock. In addition, the Holder of the Company's secured convertible notes has agreed that the reserve required for the conversion of such notes may be based on a best efforts basis of the Company to secure additional shares. If the proposal to increase the authorized shares of common stock is adopted, the Company would have a total of approximately 84,018,043 unissued and unreserved shares of common stock available for future issuance, at a closing bid price and 5-day average closing bid price of $0.50.

The proposed increase in the number of authorized but unissued shares of common stock would also enable the Company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, including the operation of DMC, and other corporate purposes. If the Company's execution of its strategy for DMC does not proceed according to plan, the Company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the Company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under the Restated Certificate of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes described below in greater detail, the Company currently has no specific plans to issue any of its shares of common stock held in treasury (6,078,065 shares) or any additional unissued and unreserved shares of common stock.

Some of the additional shares will be earmarked for specific purposes. The following sections outline the circumstances under which additional shares of the Company's common stock may be required.

Secured Convertible Notes

Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note for $1.0 million was signed on January 26, 1999, and the Company received the $1.0 million on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the Company and the Holder on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder was obligated to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company has received an aggregate of $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

Based upon the $4.0 million of issued secured convertible notes, the Company expects 23,529,412 shares of common stock may be required to effect the conversion by the Holder at a conversion price of $0.17. Further, the Company estimates 1,882,353 additional shares of common stock may be due the Holder for interest on the $4.0 million principal amount of the secured convertible notes (calculated as principal times interest at 8.0% for one year, then divided by an assumed $0.17 conversion price).

Convertible Preferred Stock

The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock which the Company may issue in the future. The Company is authorized to issue 10,000,000 shares of preferred stock. As of March 31, 2000, a total of 4,764 shares of convertible preferred stock were issued and outstanding, consisting of 3,510 shares of the Company's Series F Convertible Preferred Stock (the "Series F Preferred Stock") and 1,254 shares of Series G Convertible Preferred Stock (the "Series G Preferred Stock"). If the Company were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Management is not aware of any effort at present, however, to acquire or take control of the Company. Management is not presently contemplating the designation or issuance of more preferred stock.

Assuming a weighted average 5-day closing bid price of $0.50, the Company would need an aggregate of 13,785,000 shares of its common stock for the conversion of the outstanding and subscribed shares of its convertible preferred stock. Following is a summary of the outstanding series of convertible preferred stock.

The Series F Preferred Stock

On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock. Each share of the Series F Preferred Stock has a par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula, subject to certain limitations. On September 10, 1999, the Company received subscription agreements from four of the accredited investors in the amount of $4.0 million for four DMC network affiliate licenses. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, current accounting policy dictates that the additional $4.0 million for the DMC licenses is to be considered as additional consideration for the Series F Preferred Stock. The conversion terms of the Series F Preferred Stock provided that in no event would the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares would enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. On January 27, 2000, the Series F Preferred Stock Certificate of Designations, Preferences and Rights was amended to obligate the Company to issue up to 77,000,000 of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company plans to register 28,560,000 additional shares of common stock for the conversion of the Series F Preferred Stock, as amended. To date, 4,016 shares of Series F Preferred Stock have been converted into 36,084,832 shares of NCT common stock and 974 shares of Series F Preferred Stock, together with the remaining shares of the Company's Series E Convertible Preferred Stock (5,026 shares), were exchanged for eight DMC licenses. Thus, 3,510 shares of Series F Preferred Stock are outstanding. At a 5-day average closing bid price of $0.50, the Company would need 8,775,000 shares of its common stock for the conversion of the outstanding shares of Series F Preferred Stock.

The Series G Preferred Stock

On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Preferred Stock in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon meeting certain requirements including the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. The Company plans to register 4,008,000 shares of common stock for the conversion of the Series G Preferred Stock along with 160,320 shares that the Company may elect to issue to pay the cumulative dividend. At a weighted average 5-day closing bid price of $0.50, the Company would need 5,010,000 shares of its common stock for the conversion of the outstanding shares of the Series G Preferred Stock.

Warrants and Options

The Company has various stock option plans, including its 1987 Plan, its 1992 Plan and its Directors' Plan. In addition, the Company has granted stock options and warrants outside of its formal option plans. In July 1999, the Company issued a common stock warrant to Production Resource Group ("PRG") for, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999; or (ii) the number of shares representing five percent of the fully paid and nonassessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000. The closing bid price on July 19, 1999 was $0.1875. As such, the Company has reserved 6,666,667 shares of common stock for the PRG warrant. On March 10, 2000, in conjunction with the closing of the Series G Preferred Stock transaction, the Company issued warrants to acquire 167,500 shares of NCT common stock. Such warrants are exercisable at $0.71925 per share and expire on March 31, 2005.

The Company is required to reserve approximately 47,726,000 shares of its common stock for all outstanding options and warrants and for options available for grant under option plans. Presently, approximately 46,695,000 options and warrants are outstanding and approximately 31,340,000 are exercisable. The current executive officers and directors of the Company have been granted options and warrants to acquire an aggregate of 24,843,768 shares of common stock. This group has agreed, if it becomes necessary, to set aside the requirement to reserve shares of common stock upon their exercise of options and warrants.

Further, if Proposal No. 3 below is approved by shareholders, the Company would be required to reserve an additional 20,000,000 shares of its common stock for the 1992 Plan.

NCT Audio Common Stock Exchange Right

Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act. The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of the Company's common stock at a predetermined exchange ratio. The purchasers could not, however, exercise their exchange right if NCT Audio filed a registration statement for an initial public offering with the SEC within 90 days. If the registration statement did not become effective within 180 days, the exchange right was renewed. Purchasers of a total of $1.7 million of NCT Audio common stock later agreed to extend the former period from 90 days to 150 days and the latter period from 180 days to 240 days. NCT Audio, however, failed to file a registration statement within the extended 150-day period. At the same time, the Company is under no obligation to register any of its shares of common stock which may be issued in connection with the above exchange right.

To date, the Company has issued 22,484,599 shares of its common stock in exchange for 1,388 shares of NCT Audio common stock. Of such shares, an aggregate of 21,944,987 shares of our common stock have been registered for resale, and the Company seeks to register another 404,612 such shares. At a 5-day average closing bid price of $0.50, the Company has provided a reserve of 3,548,438 shares of its common stock for the exchange of shares of NCT Audio common stock.

Reset Provision Shares

The proposed increase in the number of authorized shares of common stock would enable the Company to fulfill certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost Anstalt Schaan ("Austost"), Balmore Funds S.A. ("Balmore") and Nesher, Inc. ("Nesher"). Based on an offer on November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the Company issued 288,461 shares of its common stock to the placement agent for the transaction. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. At closing bid prices in excess of $0.156, the Company would not be obligated to issue additional shares of common stock pursuant to the reset provision.

Other Shares

On June 24, 1999, NCT Hearing signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("PCTU") in exchange for rights to certain NCT Hearing technology, contingent in part upon obtaining equity financing for PCTU. The Company is negotiating with accredited investors for a $1.5 million investment in convertible preferred stock of PCTU, convertible into shares of PCTU common stock or exchangeable for shares of NCT common stock, at their election. The conversion and exchange formulae are part of such negotiations. There can be no assurance that the acquisition will be consummated or that the equity transaction will close as contemplated.

Recently, the Company has executed certain other agreements and letters of intent that may further obligate the Company to issue shares of its common stock. Specifically, pursuant to a strategic alliance and technology license agreement among the Company, its subsidiary, Advancel Logic Corp. and Infinite Technology Corporation, up to $2.4 million of which $0.9 million is payable in NCT common stock and the balance is payable in cash or NCT common stock at the Company's election, may be required to support further TJ or T2J technology development, microprocessor and semiconductor chip development as provided in said agreement. The Company has executed letters of intent with Theater Radio Network ("TRN") and Midcore Software, Inc. ("Midcore") to acquire such entities, subject to completion of due diligence and definitive purchase agreements. As presently contemplated, the TRN transaction would require payment upon closing of $2.5 million in NCT common stock, a 7.5% equity interest in DMC Cinema (a new corporation) and up to $2.5 million in shares of NCT common stock contingently payable within two years of the closing. As presently contemplated, the Midcore transaction would require payment upon closing of $3.2 million in NCT common stock, $1.7 million in cash to be paid monthly for 36 months based on a 5% royalty on Midcore's gross revenue and payment at the third anniversary of closing of $1.5 million in NCT common stock, exchangeable for continuation of the 5% royalty.

Finally, the proposed increase in the number of authorized shares of common stock would enable the Company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, including the operation of DMC, and other corporate purposes. If the Company's execution of its strategy for DMC does not proceed according to plan, the Company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the Company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under the Restated Certificate of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes outlined above, the Company currently has no specific plans or contemplated actions to issue any of its shares held in treasury or any additional unissued and unreserved shares of common stock.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the proposal to increase the Company's authorized common stock.

The Board of Directors unanimously recommends that the holders of the common stock vote "FOR" the proposal to increase the Company's authorized common stock.

            PROPOSAL 3. ADOPTION OF AN AMENDMENT TO THE 1992 PLAN

On October 6, 1992, the Company adopted, subject to stockholder approval, the 1992 Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in the furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee of the Board of Directors amended the 1992 Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993, the stockholders approved the 1992 Plan as adopted on October 6, 1992, and as amended on April 14, 1993.

On November 8, 1995, the Option Committee amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the 1992 Plan, active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

On January 15, 1998, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon exercise of stock options granted under the 1992 Plan from 10,000,000 shares to 30,000,000 shares, (ii) provide that the 1992 Plan be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee of the Board of Directors,
(iii) provide that non-employee directors of the Company be eligible to be participants under the 1992 Plan together with employees and active consultants of the Company, (iv) provide that the provisions under the 1992 Plan providing for grants of awards of restricted common stock and options to purchase common stock to non-employee directors according to an automatic formula be deleted from the 1992 Plan, and (v) provide for such other technical and administrative amendments as may be deemed necessary or advisable by the Chief Financial Officer or by the General Counsel of the Company. The purpose of the amendment to the 1992 Plan was to enable the Company to continue in the future to provide benefits to officers, employees, directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make the maximum contribution towards the Company's success and aligning their interests with those of the Company's stockholders and to effect certain administrative and procedural changes deemed appropriate in light of the then recent changes to Rule 16b-3 under the Exchange Act eliminating the need for stock-based plans to provide grants to non-employee directors only in accordance with a predetermined automatic formula set forth in the plan. On October 20, 1998, the shareholders approved this amendment.

On January 19, 2000, the Board of Directors further amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 30,000,000 shares to 50,000,000 shares. In order to effect the increase in the aggregate number of shares of common stock reserved for issuance under the 1992 Plan as described in the preceding sentence, the shareholders must approve the amendment to the Company's Restated Certificate of Incorporation described in Proposal 2 above.

The material ongoing features of the 1992 Plan, as amended, include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 50,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 30,000,000 shares to 50,000,000 shares.

o The 1992 Plan is administered by the Board of Directors or by a committee approved by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee (the "Administrator").

o The 1992 Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

o The shares of common stock covered by the 1992 Plan may be either treasury shares or authorized but unissued shares. If any option granted under the 1992 Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the 1992 Plan.

o There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000.00) dollars.

o The persons who are eligible to participate under the 1992 Plan ("Participants") include executive officers (currently 7 persons), the non-executive officer director group (currently 3 persons), non-executive officer employees (currently 63 persons) and persons retained by the Company for consulting services (currently 7 persons).

o The exercise price for all of the options to be granted under the 1992 Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

o Any grant of an option or restricted stock award under the 1992 Plan must be made no later than May 27, 2003, ten (10) years from the date the 1992 Plan originally was approved by the stockholders.

o The 1992 Plan provides for adjustments in the number of shares subject to the 1992 Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

o The Administrator, in its discretion, may determine the provisions of the options granted under the 1992 Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

o Options may be granted under the 1992 Plan on such terms and conditions as the Administrator considers appropriate which may differ from those provided in the 1992 Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

o The Administrator may grant restricted stock awards of shares of the Company's common stock to any other Participant under the 1992 Plan. The Administrator in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non-forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the 1992 Plan and applicable law.

The Administrator may at any time or times amend the 1992 Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company:
(i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the 1992 Plan; (ii) reduce the price at which options may be granted below the price described above; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the 1992 Plan; (iv) materially increase in any other way the benefits accruing to Participants; or (vii) change the class of persons eligible to be Participants. The following table sets forth certain additional details concerning the 1992 Plan:

                                New Plan Benefits
               As Added by Amendment for Which Approval is Sought

                                                                       Added by Amendment
                                                                  Adopted January 19, 2000 (1)
                                                                  ----------------------------
                                                                                    Number
    Name                         Position (2)                     Value ($)(3)   of Shares (#)
    ----                         ------------                     ------------   -------------

Michael J. Parrella (4)      Chairman of the Board of Directors   $2,665,000      6,500,000
                             and Chief Executive Officer


Cy E. Hammond                Senior Vice President, Chief            102,500        250,000
                             Financial Officer, Treasurer
                             and Assistant Secretary

Paul D. Siomkos              Senior Vice President, Operations        30,750         75,000

Irving M. Lebovics           Senior Vice President, Global Sales      61,500        150,000

James A. McManus             President and Chief Executive            41,000        100,000
                             Officer, DistributedMedia.com, Inc.

Executive Officer Group (7)                                        3,249,250      7,925,000

Non-Executive Officer                                                153,750        375,000
Director Group (3)

Non-Executive Officer                                              1,014,750      2,475,000
Employee Group (63)

Active Consultant Group (7)                                          820,000      2,000,000

(1) The table includes grants under the 1992 Plan granted by the Company's Board of Directors on January 19, 2000. Such grants become exercisable in the event the adoption of the amendment of the 1992 Plan is approved by the stockholders at the Meeting. Options granted to participants other than Mr. Parrella (see note (4) below) vest 40% immediately and 30% on each of the first and second anniversaries. All options expire 10 years from date of grant.

(2)  Named Executive Officers are those for the 1999 fiscal year.

(3) The value equals the exercise price of the options, $0.41 per share, times the number of shares granted.

(4) Vesting requirements for Mr. Parrella are as follows: 2.5 million shares immediately; 1 million shares on the first anniversary; 1 million shares on the second anniversary; 1 million shares after each of the first and second year of profitability, but in any case, after 5 years.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of: (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote "FOR" approval of the adoption of the amendment of the 1992 Plan described above.


                                OTHER MATTERS

As of the date of this Proxy Statement, we know of no other business to be presented for action at the Meeting. As to any business which would properly come before the Meeting, the proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.


                  INFORMATION RELATING TO INDEPENDENT AUDITORS

The Board of Directors appointed the firm of Richard A. Eisner & Company, LLP to audit the financial statements of the Company for the year ended December 31, 1999. The Company's 1999 financial statements and the report of Richard A. Eisner & Company, LLP appear in the Company's 1999 Annual Report to Shareholders accompanying this Proxy Statement. Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and such representatives will be available to respond to appropriate questions.

In accordance with its customary practice of periodic evaluation of the Company's independent auditors, the Board of Directors, upon recommendation of the Audit Committee, intends to review its continued retention of Richard A. Eisner & Company, LLP as the Company's independent auditors for the current year ending December 31, 2000. As part of that review, the Board and the Audit Committee intend to interview representatives of auditing firms including Richard A. Eisner & Company, LLP. The Company has no disagreements with Richard
A. Eisner & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the years ended December 31, 1999 and December 31, 1998, and the first quarter ended March 31, 2000. The reports of Richard A. Eisner & Company, LLP on the Company's financial statements for the years ended December 31, 1999 and December 31, 1998 note that there is substantial doubt about the Company's ability to continue as a going concern.

The Company anticipates that it will continue to seek the advice of Richard A. Eisner & Company, LLP from time to time on questions relating to interim financial reporting during the current year, and on any questions it may have concerning, or for consents it may seek to rely upon, the audits of the financial statements of the Company for prior years.


                                MISCELLANEOUS

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, employees or agents may solicit proxies by telephone or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we may reimburse them for their out-of-pocket expenses incurred in connection therewith. The costs of solicitation of proxies are anticipated to be approximately $90,000.

                     WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires the Company to file information with the SEC concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

SEC rules and regulations permit us to "incorporate by reference" the information the Company files with the SEC. This means that we can disclose important information to you by referring you to the other information the Company has filed with the SEC. The information that we incorporate by reference is considered to be part of this proxy statement. Information that the Company files later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any filings the Company will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of Exchange Act following the date of this document, but prior to the date of the
Meeting:

      o Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

      o Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

You may request a free copy of the above filings or any filings subsequently incorporated by reference into this proxy statement by writing or calling:

                  NCT Group, Inc.
                  1025 West Nursery Road, Suite 120
                  Linthicum, Maryland  21090
                  Attn.:  Corporate Secretary

                  Telephone requests may be directed to (410) 636-8700.

In order to ensure timely delivery of these documents, you should make such request by June 28, 2000.

The Company has not authorized anyone to give any information or make any representation about the Company that differs from or adds to the information in this proxy statement or in the documents that the Company files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement or in the documents that the Company files publicly with the SEC.

The information contained in this proxy statement speaks only as of the date on the cover, unless the information specifically indicates that another date applies.


                            STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's Annual Meeting of Shareholders with respect to fiscal year 2000, to be held in 2001, must be received by the Company by December 31, 2000, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
June 2, 2000

                               NCT GROUP, INC.
                      1025 West Nursery Road, Suite 120
                          Linthicum, Maryland 21090

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Parrella, Jay M. Haft and Irene Lebovics as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the shares of Common Stock of NCT Group, Inc. held of record by the undersigned on May 26, 2000, at the Meeting of Shareholders to be held on July 13, 2000, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed at right (except as marked to the contrary)  / /

   WITHHOLD AUTHORITY to vote for all nominees listed at right          / /

        Michael J. Parrella, Jay M. Haft, John J. McCloy II, Sam Oolie (to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

  -------------------------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 325,000,000 shares to 450,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

3. To approve the amendment of the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized thereunder from 30,000,000 shares to 50,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

4. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                         Dated: ______________________, 2000


                                         -----------------------------------
                                                      Signature

                                         -----------------------------------
                                                      Signature


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

                               [GRAPHIC OMITTED]

                                NCT GROUP, INC.

                               1999 ANNUAL REPORT

NCT COMPANY PROFILE

NCT Group, Inc. ("NCT" or the "Company") is an award-winning technology developer with an extensive portfolio of innovative, proprietary algorithms and intellectual property. Historically, the Company specialized in the utilization of sound and signal waves to electronically reduce or eliminate noise, improve signal-to-noise ratio and enhance sound quality. The Company developed applications featuring these technologies, including its highly innovative Sight & SoundTM place-based advertising media and advanced software for integrated Internet telephony and clear, full-duplex, hands-free mobile communications. The Company's technology-based products and applications serve major markets in the communications, transportation, manufacturing, commercial and consumer products industries.

The Company is organized into strategic business units which comprise three groups: media, communications and technology. The Company's strategic business units presently include the following subsidiaries: DistributedMedia.com, Inc. ("DMC"), NCT Audio Products, Inc. ("NCT Audio"), NCT Hearing Products, Inc. ("NCT Hearing"), ConnectClearly.com, Inc. ("CCC") and Advancel Logic Corporation ("Advancel"). Each of the Company's strategic business units is targeted to the commercialization of its own products and technologies in specific markets.

The Company and its strategic business units currently hold 503 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. These patents allow the Company to develop its major product lines which include: Sight & Sound(TM) place-based audio and billboard media; Gekko(TM) line of flat speakers for home audio and home theater;
ClearSpeech(R) noise reduction systems for two-way communications as well as intranet and Internet communications; voice communication web phone for integration into web sites; I-Phone for full intranet and Internet communications; NoiseBuster(R) and ProActive(R) active noise reduction headsets; silicon micromachined microphones ("SMM") providing superior technology for communications and other applications; and Java(TM) chip technology.

TABLE OF CONTENTS

Letter to Shareholders.....................................................2-3

Five Year Summary............................................................4

Management's  Discussion  and Analysis of Financial
Condition  and Results of Operations......................................5-14

Independent Auditors' Report................................................15

Consolidated Balance Sheets.................................................16

Consolidated Statements of Operations.......................................17

Consolidated Statements of Stockholders' Equity..........................18-20

Consolidated Statements of Cash Flows.......................................21

Notes to Financial Statements............................................22-53

Corporate Information....................................................54-55

NCT LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

The past year was challenging, but we feel we have made the appropriate adjustments in order to deliver improved results in 2000. Because we were unable to obtain the financing we needed to execute the acquisition strategy for NCT Audio Products, Inc., 1999 financial results were disappointing as they reflected a number of non-recurring charges attributable to the suspension of our pursuit of that effort. However, we continued to make positive progress on other fronts. We structured the Company into three groups: media, communications, and technology. In our media group, we accelerated our efforts to roll out our microbroadcasting media subsidiary, DistributedMedia.Com, Inc. ("DMC"). The response from advertisers has been gratifying, and we are enthused about the prospects for this business. Included in our communications group, in addition to ClearSpeech(R) algorithms and communications headsets, is our "incubator" for the acquisition of businesses or technologies that leverage already-developed core technologies as well as for the creation of a nurturing environment for our own new ideas. Our first incubator project is an NCT-developed web phone for which we have secured an equity investment of $2 million. Most recently, we announced our intent to acquire MidCore Software, Inc., the developer of infrastructure technology for sharing connections to the Internet ("MidPoint" software). Our incubator efforts are targeted to exploding markets such as voice communications, Internet telephony, and eBusiness applications, among others. As these markets flourish and drive new product opportunities, we believe we will benefit from our early participation. In addition, we have shared with you the news of the licensing by Delphi Delco Electronics Systems ("Delphi") of our noise and echo cancellation software, the licensing by Infinite Technologies Corporation ("Infinite") of our JavaTM chip technology, and the pending completion of our acquisition of Pro Tech Communications, Inc. ("Pro Tech") expected in the third quarter. Consequently, we are quite optimistic about our prospects in 2000 and would like to take this opportunity to give you a few more details regarding our activities:

Place-based Media (Media Group)
We believe we have brought together all of the pieces required to successfully begin ramping up DMC. To date, DMC has signed major national retail chains, including Barnes & Noble College Bookstores, Trans World Entertainment and
Wherehouse Entertainment music stores, among others, to be part of its place-based audio and billboard advertising network. In addition, DMC plans to establish a nationwide network of licensed partners as a means of including smaller regional chains and local independent outlets into its retail network and thus delivering expanded reach into the market to our advertisers. There are 210 DMA's (Nielsen-defined designated market areas) in the U.S. and these geographic territories are available for licensing. As an example, a small portion of the nation's number one DMA, New York, which is valued by us at $60 million, already has been licensed for $18 million. Outside of the U.S., DMC plans to pursue a similar licensing strategy via the formation of joint venture partnerships. DMC Israel has been licensed for $2 million and is 50% owned by DMC. In addition to retail chains, we believe that movie theaters are ideal for DMC. To that end, we have executed a letter of intent for the acquisition of Theater Radio Network which will give us a presence in about half of the major movie theaters in America including Sony, Loews, Cineplex Odeon, Regal and United Artists. Equipment financing as well as an equity investment from Production Resource Group and its subsidiary, Signal Perfection Limited, is funding the integration and installation of DMC's Sight & Sound(TM) systems. Compaq Computer Corporation, an official supplier of customized components of the Sight & Sound(TM) systems, is also a charter DMC advertiser. Prism Communications Services, Inc. will supply high-speed Internet connectivity. The nontraditional media unit of Interep National Radio Sales (Nasdaq: IREP), the largest independently-owned radio rep firm in the U.S., is DMC's advertising sales representative. We expect to obtain significant additional outside financing for DMC in the latter half of 2000.

Voice Communications (Communications Group)
We believe that the performance of our ClearSpeech(R) noise and echo cancellation algorithms never has been better or more competitive as attested to by our recent success with Delphi who is using our technology in their Mobile Multi Media Computing Platform for hands-free cellular communications. We will continue to seek licensing arrangements for these technologies, in addition to using them in our own products such as the I-Phone and web phone offerings. Our intended acquisition of MidPoint(R) Internet connection sharing software gives us access to breakthrough Internet technology. MidPoint is a single, seamless software package that provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail, usage accounting and much more. Importantly, MidPoint can use and share any type of Internet connection regardless of whether it is analog modem, ISDN, DSL, cable modem or network router. This product in combination with other NCT technologies provides us with a software base for expediting our strategic plan to be the best full-service, fully-integrated Internet and IP telephone product offering in the marketplace.

Headsets (Communications Group)
We expect to complete the acquisition of 60% of Pro Tech (OTCBB: PCTU) in exchange for a license for our technologies to be used in cellular, multimedia and telephony headsets. We are confident that this acquisition will enable us to best exploit our expertise in active noise reduction and digital noise canceling software for voice markets. Pro Tech currently sells high-quality, lightweight headsets to a number of high profile users including the NASA space program and McDonald's restaurants. Keith Larkin, the founder of headset giants Plantronics and ACS Wireless, is the founder of Pro Tech. We are assisting Pro Tech in conditionally raising $3.7 million in capital for new product development, technology transfer and other endeavors.

Silicon Micromachined Microphones (Communications Group)
The Silicon Micromachined Microphone(TM) ("SMM") is an advanced microphone chip that offers many advantages in cost, size, performance, heat and humidity tolerance, electro-magnetic interference, labor, component variability and functionality. The Company licensed rights to commercialize this technology and is pleased that the development of the first product in the SMM family has been completed by Infineon Technologies AG I Gr. ("Infineon" formerly Siemens Semiconductors, Siemens AG). Infineon and NCT will market the SMM to customers in the multimedia, cellular phone, wireless phone, and voice recognition markets, among others. Production units will be available in late 2000. The total worldwide market for microphones is estimated to be nearly one half billion units annually, thus representing a significant opportunity for NCT.

Java(TM) Chips (Technology Group)
We recently licensed our Advancel Java(TM) chip technology to Infinite for $6 million in Infinite common stock. This license will help advance the development of Java(TM)-based solutions, as Infinite will make custom chips for customers that need digital signal processors and Java(TM) technology for their Internet-ready products. The imbedded Internet device markets are fast growing, thus, there is significant market potential for these chips. In addition, NCT advanced algorithms can be delivered on the chips.

Patents
The Company continues to have one of the most comprehensive patent portfolios in the industry. Eighty-six new patents were granted in 1999 and the Company now holds the rights to 503 patents covering 313 inventions.

We are moving forward with dedication and urgency, and everyone on our management team is absolutely committed to maximizing NCT shareholder value. We are working hard to expand our business by leveraging our capabilities in technology for large markets in media and communications. We feel that the new directions of microbroadcasting, voice communications and e-business are exciting as well as the appropriate course for the Company. We acknowledge the dedication and commitment of our employees and appreciate the patience and loyalty of our shareholders. Our belief in NCT's future success remains steadfast and optimistic.

On behalf of the Board of Directors,

/s/ MICHAEL J. PARRELLA
Michael J. Parrella
Chairman and Chief Executive Officer

NCT GROUP, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY (1)

(In thousands of dollars and shares, except per share amount)

                                                                      Years ended December 31,
                                                   ---------------------------------------------------------------------
                                                         1995          1996         1997          1998          1999
                                                   ---------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES

 Product sales, net                                  $   1,589     $   1,379    $   1,720     $   2,097     $   2,208
 Engineering and development services                    2,297           547          368           425         1,303
 Technology licensing fees and royalties                 6,580         1,238        3,630           802         3,552
                                                     -----------------------------------------------------------------
      Total revenues                                 $  10,466     $   3,164    $   5,718     $   3,324     $   7,063
                                                     -----------------------------------------------------------------
COSTS AND EXPENSES:
 Cost of product sales                               $   1,579     $   1,586    $   2,271     $   2,235     $   2,767
 Cost of engineering and development services            2,340           250          316           275         2,216
 Selling, general and administrative                     5,416         4,890        5,217        11,238        11,878
 Research and development                                4,776         6,974        6,235         7,220         6,223
 Interest (income) expense, net                            (49)           17        1,397 (4)      (429)          552
 Equity in net (income) loss of
   unconsolidated affiliates                               (80)           80            -             -             -
 Other (income) expense, net                               552           192          130        (3,032)(5)     7,198 (6)
                                                     -----------------------------------------------------------------
      Total costs and expenses                       $  14,534     $  13,989    $  15,566     $  17,507     $  30,834
                                                     -----------------------------------------------------------------
 Net loss                                            $  (4,068)    $ (10,825)   $  (9,848)    $ (14,183)    $ (23,771)
Less:
 Preferred stock dividend requirement                           -          -        1,623         3,200        10,567
 Accretion of difference between carrying
   Amount and redemption amount of
   Redeemable preferred stock                                   -          -          285           485           494
                                                     -----------------------------------------------------------------
Net (loss) attributable to common stockholders       $  (4,068)    $ (10,825)   $ (11,756)    $ (17,868)    $ (34,832)
                                                     =================================================================
 Weighted average number of common
  Shares outstanding (2) - basic and diluted            87,921       101,191      124,101       143,855       190,384
                                                     =================================================================
 Basic and Diluted Net loss per share                $   (0.05)    $   (0.11)   $   (0.09)    $   (0.12)    $   (0.18)
                                                     =================================================================

                                                                            December 31,
                                                     ---------------------------------------------------------------------
                                                         1995          1996         1997          1998          1999
                                                     ---------------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                                        $   9,583     $   5,881    $  17,361     $  15,465     $  13,377

 Total current liabilities                               2,699         3,271        2,984         5,937         7,728
 Long-term debt                                            105             -            -             -         4,107
 Accumulated deficit                                   (72,848)      (83,673)     (93,521)     (107,704)     (131,475)
 Stockholders' equity (deficit) (3)                      6,884         2,610       14,377         3,426          (367)
 Working capital (deficiency)                            1,734        (1,312)      11,696        (1,187)       (3,281)

(1) The selected consolidated financial data set forth above are derived from the historical financial statements of the Company. The data set forth above is qualified in its entirety and should be read in conjunction with the Company's consolidated "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere herein.

2) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(3)  The Company has never declared nor paid cash dividends on its common stock.

(4) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(5) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(6) Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value; a $1.8 million reserve for promissory notes and pre-acquisition costs related to PPI; and a $3.1 million charge for the impairment of goodwill.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.

   Forward-Looking Statements

   Statements in this Annual Report which are not historical facts are forward-looking statements which involve risks and uncertainties. The Company's actual results in fiscal 2000 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability; achieve a competitive position in design, development, licensing, production and distribution of technologies and electronic systems; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, and engineering and development services to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its customers; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

   Overview

   NCT Group, Inc. ("NCT" or the "Company") is a technology developer with an extensive portfolio of proprietary algorithms and a variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. Commercial application of the Company's technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications active noise reduction ("ANR") headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. In addition to products, NCT's algorithms are available for licensing to manufacturers for use in commercial and consumer products.

   During 1999, the Company focused its efforts on the development of DistributedMedia.com, Inc. ("DMC"), a wholly-owned subsidiary of NCT which was formed in November 1998. DMC is a microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based microbroadcasting stations, called Sight & Sound(TM). The Sight & Sound (TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. NCT Audio Products, Inc. ("NCT Audio") will provide the speakers.

   The Company and its business units currently hold 503 patents and related rights worldwide and an extensive portfolio of proprietary algorithms, library of know-how and other unpatented technology. Management believes that its intellectual property portfolio prevents other competitors and potential competitors from participating in certain commercial areas without licenses from the Company. Our intellectual property allows the Company to develop its major product lines which include: NoiseBuster(R) consumer and communications ANR headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products.

   The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. Management believes that the Company's investment in its technology has resulted in the expansion of the value of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

   The Company's operating revenues are comprised of technology licensing fees and royalties, product sales and engineering and development services. Operating revenues in 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties. The Company continues its transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Historically, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology license fees paid by such companies. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds. As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The generation of cash from these revenue sources, if realized, will reduce the Company's dependence on engineering and development funding.

   The Company continued its practice of marketing its technology through licensing to third parties for fees, generally by obtaining technology license fees when initiating joint ventures and alliances with new strategic partners, and subsequent royalties. The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing and their assessment of how best to integrate the Company's technology into their products and manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

   On February 9, 1999, NCT Audio and New Transducers Ltd. ("NXT") expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000.

   On March 31, 1999, the Company signed a license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"). The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. Further, on April 12, 1999, the Company granted a worldwide, non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology.

   Presently,  the Company is selling  products  through  six of its  alliances:
Walker is manufacturing and selling industrial silencers; Siemens is buying and contracting with the Company to install quieting headsets for patient use in Siemens' magnetic resonance imaging machines; Ultra is installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; OKI is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and BE Aerospace and Long Prosper are providing NoiseBuster(R) components for United Airlines' and five other international carriers' comprehensive in-flight entertainment and information systems.
Management believes these developments and others previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

   The Company is certified under the International Standards Organization product quality program known as "ISO 9000", and continues to successfully maintain its certification. The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

   Since its inception, the Company has incurred substantial losses from operations that have been recurring and amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales, and (6) engineering and development funds received from strategic partners and customers.

   The Company's internally generated funds in 1999 were not sufficient to cover the operating costs of the Company. The Company was able to continue its operations during 1999 by raising additional capital to fund its operations for 1999 and beyond. In addition, on August 16, 1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups, thereby reducing its worldwide workforce by approximately 25%. Refer to "Liquidity and Capital Resources" below and to Notes 1 and 11 - "Notes to the Financial Statements." The Company's ability of its revenue sources, especially its technology license fees, royalties and product sales, to generate significant cash for the Company's operations is critical to the Company's long term success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

   In 1999, the Company entered into certain transactions that provided additional funding. These transactions included the issuance of secured convertible notes; the Series E and Series F Convertible Preferred Stock private placements; issuance of shares of common stock, in lieu of the cash owed to suppliers and consultants, to settle certain obligations of the Company; and a private placement of shares of common stock. All of these transactions are described in greater detail below under "Liquidity and Capital Resources" and in
Note 11 in the "Notes to the Financial Statements."

   As of December 31, 1999, cash and cash equivalents amounted to $1.1 million and working capital (deficit) was $(3.3) million. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees and royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained through the private placement of additional equity of the Company in the form of common stock, convertible preferred stock and/or convertible debt. There is no assurance any such financing is or would become available.

   There can be no assurance that sufficient funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially reduce its level of operations. These reductions could have an adverse effect on the Company's relationships with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   Results of Operations

Year ended December 31, 1999 compared with year ended December 31, 1998.

   Total revenues in 1999 increased by 112% to $7.1 million from $3.3 million in 1998 reflecting increases in each of the Company's revenue sources. Total costs and expenses during the same period increased by 76% or $13.3 million, primarily due to the write down of an investment in an unconsolidated affiliate ($2.4 million), the impairment of goodwill ($3.1 million) and a reserve for promissory notes and pre-acquisition costs ($1.8 million). Further, 1998 other income/expense included a $3.2 million gain from the sale of NXT stock.

   Technology licensing fees and royalties increased by 343% or $2.8 million to $3.6 million from $0.8 million in 1998. The technology licensing fees and royalties for 1999 were primarily due to the $0.2 million technology license fee and $0.9 million prepaid royalty from STMicroelectronics S.A. ("ST"), an $0.8 million license fee from L&H and other technology licensing fees and royalties aggregating $1.7 million. (See Note 3 - "Notes to Financial Statements.")

   Product sales increased in 1999 by 5% to $2.2 million from $2.1 million in 1998 reflecting the increased sales of the Gekko(TM) flat speakers, the NoiseBuster(R) product line and the ClearSpeech(R) product line.

   Revenue from engineering and development services increased in 1999 by 207% to $1.3 million from $0.4 million in 1998 primarily due to the contract between Advancel Logic Corporation ("Advancel") and ST. (See Note 3 - "Notes to the Financial Statements.")

   Cost of product sales increased 24% to $2.8 million in 1999 from $2.2 million in 1998 and the product margin deteriorated to (25)% from (7)% in 1998. The negative margin of $0.6 million in 1999 was primarily due to charges of $0.4 million for slow movement of inventory and tooling obsolescence related to the NoiseBuster(R) product lines and NCT Audio's subwoofers, $0.4 million for royalty expense and $0.2 million for the write down of NCT Audio's raw materials. The negative margin of $0.1 million in 1998 was primarily due to reserves for slow moving inventory and charges for tooling obsolescence in the amount of $0.5 million related to the NoiseBuster(R) product lines.

   Cost of engineering and development services increased in 1999 by 706% to $2.2 million primarily due to the contract between Advancel and ST. The gross margin on engineering and development service was a loss of (70%) for 1999 due to the recording of a reserve for estimated expenses to complete the ST project.

   Selling, general and administrative expenses for the year increased by 5% or $0.6 million to $11.8 million from $11.2 million in 1998 which was primarily due to amortization of goodwill and increased legal expenses.

   Research and development expenditures in 1999 decreased by 14% to $6.2 million from $7.2 million in 1998, primarily due to decreased spending on research and development and the reduction in force in August 1999.

   Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $2.0 million for 1999 and $1.0 million in 1998.

   The Company reduced its investment in an unconsolidated affiliate to 15% of equity and recorded a $2.4 million charge for the write-down of its investment to its estimated net realizable value.

   In 1999, the Company recorded $3.1 million for the impairment of goodwill. The Company also recorded a reserve of $1.8 million for the PPI promissory notes including interest expense and pre-acquisition costs. Interest expense includes $0.3 million for a beneficial conversion feature and non-cash interest charges related to the convertible notes. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

   In 1999, interest income decreased to less than $0.1 million from $0.4 million in 1998 principally due to lower cash resources. Interest expense increased to $0.4 million in 1999 from less than $0.1 million in 1998, primarily due to the issuance of convertible notes during 1999.

   The Company has net operating loss carryforwards of $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes at December 31, 1999. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1998 compared with year ended December 31, 1997.

   Total revenues in 1998 decreased by 42% to $3.3 million from $5.7 million in 1997. Total expenses during the same period increased by 12% or $1.9 million, primarily reflecting the increasing efforts in sales and marketing to introduce new products.

   Technology licensing fees and royalties decreased by 78% or $2.8 million to $0.8 million from $3.6 million in 1997. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Financial Statements".

   Product sales increased in 1998 by 22% to $2.1 million from $1.7 million in 1997 reflecting the introduction of the Gekko(TM) flat speakers and increased sales in the NoiseBuster(R) product line and the ClearSpeech(R) product line.

   Revenue from engineering and development services remained constant at $0.4 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company.

   Cost of product sales decreased 2% to $2.2 million from $2.3 million in 1997 and the product margin increased to (7)% from (32)% in 1997. The negative margin of $0.1 million and $0.6 million in 1998 and 1997, respectively, were primarily due to reserves for slow moving inventory and tooling obsolescence in the amount of $0.5 million and $0.7 million in 1998 and 1997, respectively, related to the aviation and industrial headset product lines.

   Cost of engineering and development services remained constant at $0.3 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 115% or $6.0 million to $11.2 million from $5.2 million for 1997 which was primarily due to increased efforts in sales and marketing to introduce new products. Sales and marketing personnel increased by 43% from 1997. In addition, there has been an increase in consultants for the Company's focus on international sales. Advertising increased by 227% or $1.2 million to $1.7 million from $0.5 million primarily due to the introduction of new products through catalogs, mailings and increased participation in trade shows.

   Research and development expenditures for 1998 increased by 16% to $7.2 million from $6.2 million in 1997, primarily due to the acquisition of Advancel.

   Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $1.0 million for 1998 and $0.9 million in 1997.

   Other income in 1998 was $3.3 million compared to zero in 1997. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

   In 1998, interest income increased to $0.4 million from $0.1 million in 1997 principally from funds on hand at the end of 1997.

   The Company has net operating loss carryforwards of $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes at December 31, 1998. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

   Liquidity and Capital Resources

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) convertible debt, (4) technology licensing fees, (5) royalties, (6) product sales, and (7) engineering and development funds received from strategic partners and customers.

   Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties, product sales and engineering and development revenue. Reducing operating expenses and capital expenditures alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties product sales and engineering and development services, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales and engineering and development services are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   As previously noted, on January 6, 1999, NASDAQ notified the Company that the Company's securities were delisted from the NASDAQ National Market effective with the close of business on January 6, 1999. The Company's common stock is now reported on the OTC Bulletin Board. While delisting of the Company's common stock has not had an adverse effect on the Company's operations, it may make it more difficult for the Company to raise additional capital to fund future operations.

   There can be no assurance that funding will be provided by technology licensing fees, royalties, product sales, engineering and development services. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern.

   At December 31, 1999, cash and cash equivalents were $1.1 million. Such balance was invested in interest bearing money market accounts. Restricted cash of $0.7 million was attributed to the proceeds from the PRG Note, which is restricted to rental and installation costs of DBSS Systems.

   The Company's working capital decreased to a deficit of $(3.3) million at December 31, 1999, from a deficit of $(1.2) million at December 31, 1998. This $2.1 million decrease was primarily due to the increase in accrued legal fees and to fund operations for the period.

   During 1999, the net cash used in operating activities was $10.6 million, compared to $12.8 million used in operating activities during 1998, a decrease of $2.2 million. The $10.6 million net cash used in operating activities was primarily due to the write down of the estimated net realizable investment in TSA, the reserve recorded on the promissory note due from PPI, an increase in accrued legal expenses and a charge for the impairment of goodwill.

   Net inventory decreased during 1999 by $1.0 million, primarily due to the availability of inventory on hand in the beginning of 1999, resulting in little or no purchases of finished goods during 1999.

   The net cash provided by financing activities was $11.9 million in 1999, primarily due to the $4.0 million convertible notes (see Note 8 - "Notes to the Financial Statements" for further details) and $7.4 million net proceeds from the Series E and the Series F Preferred Stock financings (see Note 11 - "Notes to the Financial Statements" for further details).

   The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

   Because the Company did not meet its revenue targets for 1999, it was necessary for the Company to enter into certain transactions, which provided additional funding as follows:

   Funding from the Series E Convertible Preferred Stock

   In 1999, the Company received net proceeds of $3.5 million from the Series E Preferred Stock placement. On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million in consideration of $2.1 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. The Company also issued and sold 1,700 shares of Series E Preferred Stock, an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold 735 shares of Series E Preferred Stock, an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate 2.1 million shares of the Company's common stock held by the four investors.

   In March 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. The Company, in accordance with its revenue recognition policy, realized only $0.9 million on the issuance of such licenses in consideration of receipt of 3,600 shares of Series E Convertible Preferred Stock.

   In April 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer.

   Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the subscription agreements. The conversion terms of the placement require the Company to file a registration statement on either (1) a Form S-3 under certain conditions, or (2) a Form S-1 under other specified conditions. The shares of the Series E Preferred Stock become convertible into common stock of NCT at any time beginning at the earlier of (1) ninety days after the closing date of the placement, (2) five days after the Company receives a "no review" status from the SEC in connection with filing one of the above registration statements, or
(3) the effective date of any registration statement.

   The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock which have been designated. The Company registered an aggregate of 26,648,696 shares of common stock for the conversion and payment of accretion of the Series E. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of the date hereof, holders of 3,828 shares of Series E Preferred Stock have elected to convert their shares into 26,608,942 shares of common stock of the Company.

   In December 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6.0 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock are presently outstanding.

   Secured Convertible Notes

   In 1999, the Company received proceeds aggregating $3.0 million from the issuance of secured convertible notes as described herein. Carole Salkind ("Holder"), spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company has agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 27, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

   The Series F Convertible Preferred Stock

   The Company received $1.0 million for the sale of shares of its Series F Convertible Preferred Stock as outlined herein. On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million (4,000 shares) in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations. On September 10, 1999, the Company received subscription agreements from four of the accredited investors in the amount of $4.0 million for four DMC network affiliate licenses. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, current accounting policy dictates that the additional $4.0 million for the DMC licenses is to be considered as additional consideration for the Series F Preferred Stock.

   Under  the terms of the  Series F  Subscription  Agreement,  the  Company  is
required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company pursuant to a predetermined conversion formula.

   The conversion terms of the Series F Preferred Stock also provided that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of NCT common stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

   The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. In December 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. As of January 10, 2000, 4,016 shares of Series F Preferred Stock have been converted into 36.1 million shares of the Company's common stock. There are 3,510 shares of Series F Preferred Stock outstanding as of the date hereof.

   On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to seventy-seven million shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company intends to register another 28,560,000 shares of common stock for the conversion of the Series F Preferred Stock, as amended.

   Supplier and Consultant Shares

   In 1999, the Company issued 13,154,820 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants, of which 12,759,778 shares were registered under Registration Statement No. 333-87757. The issuance of these shares of common stock of the Company represented $2.5 million of obligations for which the Company did not need to use its cash resources.

   Private Placement of Common Stock

   In 1999, the Company issued shares of its common stock for a total purchase price of $500,000 in a private placement pursuant to Regulation D of the Securities Exchange Act of 1933. The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

   Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares.

   There can be no assurance that additional funding will be provided by technology licensing fees, royalties and product sales and engineering and development revenue or additional capital. In that event, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. (See Note 1 - "Notes to Financial Statements".)

   The Company believes that the level of financial resources available to it may be a critical component in the Company's ability to continue as a going concern. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

   The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   Capital Expenditures

   The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

   In March 2000, the Company signed a lease for approximately 18,700 square feet of space in Westport, Connecticut. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and approximately $31,000 per month for the next five years.

   There were no material commitments for capital expenditures as of December 31, 1999, and other than the matter discussed above, no material commitments are anticipated in the near future.

   Year 2000 Compliance

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year and is an issue that exists for all companies that rely on computers. The failure to correct any such programs may result in incorrect results when computers perform arithmetic operations, comparisons of data or field sorting and some non-information systems functions that rely on computers making calculations.

   The Company's cost of administering its Year 2000 Compliance Program was minimal (less than $100,000) and did not have a material adverse impact on its business. There has been no indication, to date, that the Year 2000 issue will have a material impact on future earnings. Yet, the Company can make no assurances that our customers and suppliers have in place adequate systems to resolve their own Year 2000 problems. Such potential problems remain a possibility and could have an adverse impact on our future results.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheets of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997, 1998 and 1999 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $67,000, $28,000 and $4,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and assets of approximately $301,000, $218,000 and $164,000 as of December 31, 1997, 1998
and 1999, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1998 and 1999 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
February 25, 2000

With respect to Note 11
March 7, 2000

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                             December 31,
                                                     ---------------------------
                                                        1998             1999
                                                     ----------       ----------
        ASSETS (Note 8) Current assets:
     Cash and cash equivalents                       $     529        $   1,126
     Restricted cash                                         -              667
     Accounts receivable, net                              716              237
     Inventories, net of reserves                        3,320            2,265
     Other current assets                                  185              152
                                                     ----------       ----------
                    Total current assets             $   4,750        $   4,447

Property and equipment, net                                997              449
Goodwill, net                                            1,506            3,497
Patent rights and other intangibles, net                 2,881            2,296
Other assets                                             5,331            2,688
                                                     ----------       ----------
                                                     $  15,465        $  13,377
                                                     ==========       ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                $   3,226        $   3,647
     Accrued expenses                                    1,714            3,189
     Accrued payroll, taxes and related expenses           241               64
     Customers' advances                                     -               21
     Other liabilities                                     756              807
                                                     ----------       ----------
                    Total current liabilities        $   5,937        $   7,728
                                                     ----------       ----------

Convertible notes and accrued interest               $       -        $   4,107
                                                     ----------       ----------

Commitments and contingencies

Minority interest in consolidated subsidiary
     Preferred stock, $.10 par value, 1,000
     shares authorized;  60 and 3 shares
     issued and outstanding, respectively
     (redemption amount $6,102,110 and
     $317,162, respectively)                         $   6,102        $     317
                                                     ----------       ----------
Common stock subject to resale guarantee             $       -        $   1,592
                                                     ----------       ----------

Stockholders' equity:
Preferred stock, $.10 par value, 10,000,000
 shares authorized
  Series C issued and outstanding 700 and 0
  shares, respectively (redemption amount
  $731,222 and $0, respectively)                     $     702        $       -
  Series D issued and outstanding 6,000 and 0
  shares, respectively (redemption amount
  $6,102,110 and $0, respectively)                       5,240                -
  Series E issued and outstanding 10,580 and 0
  shares, respectively (redemption amount
  $10,582,319 and $0, respectively)                      3,298                -
  Series F issued and outstanding 0 and 4,715
  shares respectively (redemption amount
  $0 and $4,789,407, respectively)                           -            2,790
Common stock, $.01 par value, authorized:
255,000,000 and 325,000,000 shares,
respectively; issued: 156,337,316 and 268,770,739
shares, respectively                                     1,563            2,688
Additional paid-in-capital                             107,483          130,865
Accumulated deficit                                   (107,704)        (131,475)
Other comprehensive loss:
     Cumulative translation adjustment                      45               65
Stock subscriptions receivable                          (4,000)          (1,000)
Unearned portion of compensatory stock,
warrants and options                                      (238)             (55)
Expenses to be paid with common stock                        -           (1,282)
Treasury stock (6,078,065 shares of common stock)       (2,963)          (2,963)
                                                     ----------       ----------
                    Total stockholders' equity       $   3,426        $    (367)
                                                     ----------       ----------
                                                     $  15,465        $  13,377
                                                     ==========       ==========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                               Years ended December 31,
                                                       ----------------------------------------
                                                           1997         1998            1999
                                                       -----------   -----------    -----------
REVENUES:
     Technology licensing fees and royalties           $    3,630    $      802     $    3,552
     Product sales, net                                     1,720         2,097          2,208
     Engineering and development services                     368           425          1,303
                                                       -----------   -----------    -----------
          Total revenues                               $    5,718    $    3,324     $    7,063
                                                       -----------   -----------    -----------

COSTS AND EXPENSES:
     Costs of product sales                            $    2,271    $    2,235     $    2,767
     Costs of engineering and development services            316           275          2,216
     Selling, general and administrative                    5,217        11,238         11,801
     Research and development                               6,235         7,220          6,223
     Write down of investment in
     unconsolidated affiliate                                   -             -          2,385
     Reserve for promissory notes and
     pre-acquisition costs                                      -             -          1,788
     Impairment of goodwill                                     -             -          3,125
     Provision for doubtful accounts                          130           232             77
     Other (income) expense                                     -        (3,264)          (100)
     Interest expense (includes $1,420 and $204 of
     discounts on beneficial conversion feature on
     convertible debt in 1997 and 1999)                     1,514             9            578
     Interest income                                         (117)         (438)           (26)
                                                       -----------   -----------    -----------
          Total costs and expenses                     $   15,566    $   17,507     $   30,834
                                                       -----------   -----------    -----------

NET (LOSS)                                             $   (9,848)   $  (14,183)    $  (23,771)

     Preferred stock beneficial conversion feature          1,623         3,200         10,567
     Accretion of difference between carrying
     amounts and Redemption amount of redeemable
     preferred stock                                          285           485            494
                                                       -----------   -----------    -----------

NET (LOSS) ATTRIBUTABLE TO
  COMMON STOCKHOLDERS                                  $  (11,756)   $  (17,868)    $  (34,832)
                                                       ===========   ===========    ===========

Weighted average number of common shares outstanding      124,101       143,855        190,384
                                                       ===========   ===========    ===========

BASIC AND DILUTED NET LOSS PER COMMON SHARE            $    (0.09)   $    (0.12)    $    (0.18)
                                                       ===========   ===========    ===========
See notes to Financial Statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

                                                               Years ended December 31,
                                                       ----------------------------------------
                                                           1997          1998           1999
                                                       -----------   -----------    -----------

NET (LOSS)                                             $   (9,848)   $  (14,183)    $  (23,771)

Other comprehensive income/(loss)
  Currency translation adjustment                             (23)          (74)            20
                                                       -----------   -----------    -----------

COMPREHENSIVE (LOSS)                                   $   (9,871)   $  (14,257)    $  (23,751)
                                                       ===========   ===========    ===========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands of dollars and shares)

                                                          Series C                     Series D                     Series E
                                              ---------------------------  ---------------------------  ---------------------------
                                              Convertible Preferred Stock  Convertible Preferred Stock  Convertible Preferred Stock
                                              ---------------------------  ---------------------------  ---------------------------
                                                   Shares      Amount           Shares      Amount           Shares      Amount
                                                 ----------  ----------       ----------  ----------       ----------  ----------
Balance at December 31, 1996                            -     $     -                -     $     -                -     $     -
Sale of common stock                                    -           -                -           -                -           -
Shares issued upon exercise
of warrants & options                                   -           -                -           -                -           -
Sale of Series C preferred
stock, less expenses of $1,387                         13      11,863                -           -                -           -
Discount on beneficial conversion price
to preferred shareholders                               -      (3,313)               -           -                -           -
   Accretion and amortization of discount on
   beneficial conversion price to preferred
   shareholders                                         -       1,908                -           -                -           -
Sale of subsidiary common stock, less
expenses of $65                                         -           -                -           -                -           -
Common stock issued upon conversion of
convertible debt less expenses of $168                  -           -                -           -                -           -
Net loss                                                -           -                -           -                -           -
Currency translation adjustment                         -           -                -           -                -           -
Restricted shares issued for
Directors' compensation                                 -           -                -           -                -           -
Warrant issued in conjunction with
convertible debt                                        -           -                -           -                -           -
Compensatory stock options and warrants                 -           -                -           -                -           -
                                                ----------   ---------        ----------  ---------        ---------   ---------
Balance at December 31, 1997                           13    $ 10,458                -    $      -                -    $      -

Shares issued in consideration for patent
rights                                                  -           -                -           -                -           -
Return of shares for subscription receivable            -           -                -           -                -           -
Conversion of Series C preferred stock,
less expenses of $53                                  (12)    (11,726)               -           -                2       1,577
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -       1,970                -           -                -           -
Offering of Series A preferred stock
in subsidiary                                           -           -                -           -                -           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -                -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -                -           -
Sale of Series D preferred stock, less expenses
of $862                                                 -           -                6       5,138                -           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -        (673)               -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -         775                -           -
Sale of Series E preferred stock                        -           -                -           -                9       4,735
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -                -      (3,179)
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -                -         165
Exchange of subsidiary common stock for parent
common stock                                            -           -                -           -                -           -
Payment of stock subscription receivable                -           -                -           -                -           -
Repurchase of common shares                             -           -                -           -                -           -
Acquisition of Advancel, less expenses of $24           -           -                -           -                -           -
Other                                                   -           -                -           -                -           -
Net Loss                                                -           -                -           -                -           -
Currency translation adjustment                         -           -                -           -                -           -
Restricted shares issued for compensation               -           -                -           -                -           -
Compensatory stock options and warrants                 -           -                -           -                -           -
                                                 ---------    ---------       ---------   ---------        ---------   ---------
Balance at December 31, 1998                            1     $   702                6    $  5,240               11    $  3,298



Sale of common stock, less expenses of $17              -           -                -           -                -           -
   Less common stock subject to resale                  -           -                -           -                -           -
Conversion of Series C preferred stock                 (1)       (730)               -           -                -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -          28                -           -                -           -
Exchange of Series A preferred stock
in subsidiary                                           -           -                -           -                -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -                -           -
Conversion of Series D preferred stock                  -           -               (6)     (5,273)               -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -          33                -           -
Sale of Series E preferred stock,
less expenses of $487                                   -           -                -           -                2        (487)
   Conversion of Series E preferred stock               -           -                -           -               (4)     (2,443)
   Exchange of Series E preferred stock
   for license fees                                     -           -                -           -               (9)     (3,631)
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -                -      (2,666)
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -                -       5,929
Sale of Series F preferred stock,
less expenses of $104                                   -           -                -           -                -           -
   Conversion of Series F preferred stock               -           -                -           -                -           -
   Exchange of Series F preferred stock
   for license fees                                     -           -                -           -                -           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -                -           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -                -           -
 Exchange of subsidiary common stock for
 parent common stock                                    -           -                -           -                -           -
Shares issued in consideration for patent rights        -           -                -           -                -           -
Shares issued for settlement
obligations/prepayments                                 -           -                -           -                -           -
   Less common stock subject to resale                  -           -                -           -                -           -
Warrant issued in conjunction with
convertible debt                                        -           -                -           -                -           -
Beneficial conversion feature on
convertible note                                        -           -                -           -                -           -
Net loss                                                -           -                -           -                -           -
Currency translation adjustment                         -           -                -           -                -           -
Shares issued upon exercise of warrants & options       -           -                -           -                -           -
Compensatory stock options and warrants                 -           -                -           -                -           -
                                                 ---------   ---------        ---------   ---------        ---------    --------
Balance at December 31, 1999                            -    $      -                -    $      -                -     $     -
                                                 =========   =========        =========   =========        =========    ========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands of dollars and shares)

                                                          Series F
                                              ---------------------------  ---------------------------
                                              Convertible Preferred Stock          Common Stock            Additional   Accumu-
                                             ---------------------------  ---------------------------       Paid-In      lated
                                                   Shares      Amount           Shares      Amount          Capital     Deficit
                                                 ----------  ----------       ----------  ----------       ----------  ----------
Balance at December 31, 1996                            -     $     -          111,615     $ 1,116         $  85,025   $ (83,673)

Sale of common stock                                    -           -            2,857          29               471           -
Shares issued upon exercise
of warrants & options                                   -           -            1,996          20             1,115           -
Sale of Series C preferred
stock, less expenses of $1,387                          -           -                -           -                 -           -
Discount on beneficial conversion price
to preferred shareholders                               -           -                -           -            (3,313)          -
   Accretion and amortization of discount on
   beneficial conversion price to preferred
   shareholders                                         -           -                -           -            (1,908)          -
Sale of subsidiary common stock, less
expenses of $65                                         -           -                -           -             3,573           -
Common stock issued upon conversion of
convertible debt less expenses of $168                  -           -           16,683         167             4,714           -
Net loss                                                -           -                -           -                 -      (9,848)
Currency translation adjustment                         -           -                -           -                 -           -
Restricted shares issued for
Directors' compensation                                 -           -               10           -                 2           -
Warrant issued in conjunction with
convertible debt                                        -           -                -           -                34           -
Compensatory stock options and warrants                 -           -                -           -                40           -
                                                 ---------   ---------        ---------   ---------         ---------   ---------
Balance at December 31, 1997                            1    $      -          133,161    $  1,332          $ 96,379    $(93,521)

Shares issued in consideration for patent
rights                                                  -           -            1,250          12               494           -
Return of shares for subscription receivable            -           -                -           -                -            -
Conversion of Series C preferred stock,
less expenses of $53                                    -           -           20,665         207             9,889           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -            (1,970)          -
Offering of Series A preferred stock
in subsidiary                                           -           -                -           -              (862)          -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -               673           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -              (775)          -
Sale of Series D preferred stock, less expenses
of $862                                                 -           -                -           -                 -           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -               673           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -              (775)          -
Sale of Series E preferred stock                        -           -                -           -                 -           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -             3,179           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -              (165)          -
Exchange of subsidiary common stock for parent
common stock                                            -           -            1,135          11               545           -
Payment of stock subscription receivable                -           -                -           -                 -           -
Repurchase of common shares                             -           -                -           -                 -           -
Acquisition of Advancel, less expenses of $24           -           -                -           -              (151)          -
Other                                                   -           -                1           -               (48)          -
Net Loss                                                -           -                -           -                 -     (14,183)
Currency translation adjustment                         -           -                -           -                 -           -
Restricted shares issued for compensation               -           -              125           1                96           -
Compensatory stock options and warrants                 -           -                -           -               301           -
                                                 ---------    ---------       ---------   ---------        ---------   ---------
Balance at December 31, 1998                            -     $     -          156,337    $  1,563         $ 107,483   $(107,704)



Sale of common stock, less expenses of $17              -           -            4,135          41               442           -
   Less common stock subject to resale                  -           -                -           -              (600)          -
Conversion of Series C preferred stock                  -           -            1,512          15               715           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -               (28)          -
Exchange of Series A preferred stock
in subsidiary                                           -           -           11,700         117             9,189           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -               (68)          -
Conversion of Series D preferred stock                  -           -           12,274         123             5,150           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -               (33)          -
Sale of Series E preferred stock,
less expenses of $487                                   -           -                -           -                 -           -
   Conversion of Series E preferred stock               -           -           26,609         266             2,177           -
   Exchange of Series E preferred stock
   for license fees                                     -           -                -           -             2,781           -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -                -           -             2,666           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -                -           -            (5,929)          -
Sale of Series F preferred stock,
less expenses of $104                                   9       4,896                -           -                 -           -
   Conversion of Series F preferred stock              (3)     (1,652)          25,306         253             1,399           -
   Exchange of Series F preferred stock
   for license fees                                    (1)       (574)               -           -               574           -
   Discount on beneficial conversion price to
   preferred shareholders                               -      (4,884)               -           -             4,884           -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -       5,004                -           -            (5,004)          -
 Exchange of subsidiary common stock for
 parent common stock                                    -           -           17,738         178             2,454           -
Shares issued in consideration for patent rights        -           -                -           -                88           -
Shares issued for settlement
obligations/prepayments                                 -           -           13,155         132             2,371           -
   Less common stock subject to resale                  -           -                -           -              (537)          -
Warrant issued in conjunction with
convertible debt                                        -           -                -           -               446           -
Beneficial conversion feature on
convertible note                                        -           -                -           -               204           -
Net loss                                                -           -                -           -                 -     (23,771)
Currency translation adjustment                         -           -                -           -                 -           -
Shares issued upon exercise of warrants & options       -           -                5           -                 -           -
Compensatory stock options and warrants                 -           -                -           -                41           -
                                                 ---------   ---------        ---------   ---------        ---------    --------
Balance at December 31, 1999                            5    $  2,790          268,771    $  2,688         $ 130,865   $(131,475)
                                                 =========   =========        =========   =========        =========    ========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands of dollars and shares)

                                                                                        Ex-
                                                                            Unearned    penses
                                                                            Portion of  To be
                                                              Stock         Compen-     Paid
                                                 Cumulative   Subscrip-     satory      with      Treasury Stock
                                                 Translation  tion          Option/     Common   ----------------
                                                 Adjustment   Receivable    Warrant     Stock    Shares    Amount       Total
                                                 ----------   ----------    ----------  -------  --------  ------    -----------
Balance at December 31, 1996                     $    142     $     -       $      -   $     -         -  $     -    $    2,610

Sale of common stock                                    -           -              -         -         -        -           500
Shares issued upon exercise
of warrants & options                                   -         (64)             -         -         -        -         1,071
Sale of Series C preferred
stock, less expenses of $1,387                          -           -              -         -         -        -        11,863
Discount on beneficial conversion price
to preferred shareholders                               -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to preferred
   shareholders                                         -           -              -         -         -        -             -
Sale of subsidiary common stock, less
expenses of $65                                         -        (326)             -         -         -        -         3,247
Common stock issued upon conversion of
convertible debt less expenses of $168                  -           -              -         -         -        -         4,881
Net loss                                                -           -              -         -         -        -        (9,848)
Currency translation adjustment                       (23)          -              -         -         -        -           (23)
Restricted shares issued for
Directors' compensation                                 -           -              -         -         -        -             2
Warrant issued in conjunction with
convertible debt                                        -           -              -         -         -        -            34
Compensatory stock options and warrants                 -           -              -         -         -        -            40
                                                 ---------   ---------      ---------   -------  --------  -------     ---------
Balance at December 31, 1997                     $    119    $   (390)      $      -    $    -         -   $    -      $ 14,377

Shares issued in consideration for patent
rights                                                  -           -              -         -         -        -           506
Return of shares for subscription receivable            -          64              -         -       158      (64)            -
Conversion of Series C preferred stock,
less expenses of $53                                    -           -              -         -         -        -           (53)
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Offering of Series A preferred stock
in subsidiary                                           -           -              -         -         -        -          (862)
   Discount on beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -           673
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -          (775)
Sale of Series D preferred stock, less expenses
of $862                                                 -           -              -         -         -        -         5,138
   Discount on beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Sale of Series E preferred stock                        -      (4,000)             -         -     2,100     (735)            -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Exchange of subsidiary common stock for parent
common stock                                            -           -              -         -         -        -           556
Payment of stock subscription receivable                -         326              -         -         -        -           326
Repurchase of common shares                             -           -              -         -     5,607   (3,292)       (3,292)
Acquisition of Advancel, less expenses of $24           -           -            (94)        -    (1,787)   1,128           883
Other                                                   -           -              -         -         -        -           (48)
Net Loss                                                -           -              -         -         -        -       (14,183)
Currency translation adjustment                       (74)          -              -         -         -        -           (74)
Restricted shares issued for compensation               -           -              -         -         -        -            97
Compensatory stock options and warrants                 -           -           (144)        -         -        -           157
                                                 ---------    --------      ---------   -------   -------  -------     ---------
Balance at December 31, 1998                     $     45     $(4,000)      $   (238)   $    -     6,078  $(2,963)     $  3,426



Sale of common stock, less expenses of $17              -           -              -         -         -        -           483
   Less common stock subject to resale                  -           -              -         -         -        -          (600)
Conversion of Series C preferred stock                  -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Exchange of Series A preferred stock
in subsidiary                                           -           -              -         -         -        -         9,306
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -           (68)
Conversion of Series D preferred stock                  -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Sale of Series E preferred stock,
less expenses of $487                                   -       4,000              -         -         -        -         3,513
   Conversion of Series E preferred stock               -           -              -         -         -        -             -
   Exchange of Series E preferred stock
   for license fees                                     -           -              -         -         -        -          (850)
   Discount on beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
Sale of Series F preferred stock,
less expenses of $104                                   -       1,000              -         -         -        -         3,896
   Conversion of Series F preferred stock               -           -              -         -         -        -             -
   Exchange of Series F preferred stock
   for license fees                                     -           -              -         -         -        -             -
   Discount on beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
   Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                               -           -              -         -         -        -             -
 Exchange of subsidiary common stock for
 parent common stock                                    -           -              -         -         -        -         2,632
Shares issued in consideration for patent rights        -           -              -         -         -        -            88
Shares issued for settlement
obligations/prepayments                                 -           -              -    (2,503)        -        -             -
   Less common stock subject to resale                  -           -              -     1,221         -        -           684
Warrant issued in conjunction with
convertible debt                                        -           -              -         -         -        -           446
Beneficial conversion feature on
convertible note                                        -           -              -         -         -        -           204
Net loss                                                -           -              -         -         -        -       (23,771)
Currency translation adjustment                        20           -              -         -         -        -            20
Shares issued upon exercise of warrants & options       -           -              -         -         -        -             -
Compensatory stock options and warrants                 -           -            183         -         -        -           224
                                                 ---------   ---------      ---------  --------   ------  --------     ---------
Balance at December 31, 1999                     $     65    $ (1,000)      $    (55)  $(1,282)    6,078  $(2,963)     $   (367)
                                                 =========   =========      =========  ========   ======  ========     =========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

                                                                    Years ended December 31,
                                                               ------------------------------------
                                                                  1997         1998         1999
                                                               ----------   ----------   ----------
Cash flows from operating activities
     Net loss                                                  $  (9,848)   $ (14,183)   $ (23,771)
     Adjustments to reconcile net loss to net cash used in
      operating activities:
          Depreciation and amortization                              899        1,030        1,970
          Common stock options and warrants issued as
           consideration for:
               Compensation                                           42          301          224
               Interest on debenture                                  51            -            -
               Convertible debt                                       34            -            -
               Operating expenses                                      -            -          401
          Costs incurred related to convertible debt                 211            -          102
          Write down of investment in unconsolidated affiliate         -            -        2,385
          Discount on beneficial conversion feature on
           convertible debt                                        1,420            -          204
          Provision for tooling costs and write off                  515          151          180
          Provision for inventory                                      -            -          199
          Provision for doubtful accounts                            130          232           77
          Impairment of goodwill                                       -            -        3,125
          Reserve for promissory note and pre-acquisition costs        -            -        1,788
          Preferred stock received for license fee                     -            -         (850)
          (Gain) loss on disposition of fixed assets                  (4)          34            -
          Changes in operating assets and liabilities:
               (Increase) decrease in accounts receivable           (127)        (193)         209
               (Increase) decrease in license fees receivable        (50)           8          192
               (Increase) decrease in inventories,
                net of reserves                                     (433)      (1,986)         858
               (Increase) in other assets                            (12)         (12)      (1,168)
               Increase in accounts payable and accrued expenses     135        1,816        2,851
               Increase (decrease) in other liabilities             (414)          48          427
                                                               ----------   ----------   ----------
          Net cash used in operating activities                $  (7,451)   $ (12,754)   $ (10,597)
                                                               ----------   ----------   ----------

Cash flows from investing activities:
     Capital expenditures                                      $    (244)   $    (548)   $     (51)
     Increase in restricted cash                                       -            -         (667)
     Acquisition of patent rights                                      -         (822)           -
     Acquisition of Advancel (net of $100 cash acquired)               -           40            -
     Acquisition and advances, including $135 of costs                 -       (5,134)           -
     Sale of capital equipment                                        67           46            -
                                                               ----------   ----------   ----------
          Net cash used in investing activities                $    (177)   $  (6,418)   $    (718)
                                                               ----------   ----------   ----------

Cash flows from financing activities:
     Proceeds from:
          Convertible notes (net)                              $   3,199    $       -    $   4,000
          Sale of common stock (net)                                 500          (51)         483
          Sale of Series C preferred stock (net)                  11,863          (53)           -
          Sale of Series D preferred stock (net)                       -        5,138            -
          Sale of Series E preferred stock (net)                       -            -        3,513
          Sale of Series F preferred stock (net)                       -            -        3,896
          Sale of subsidiary Series A preferred stock (net)            -        5,138            -
          Sale of subsidiary common stock (net)                    3,247          (21)           -
          Exercise of stock purchase warrants and options          1,071            -            -
          Collections on subscriptions receivable                      -          326            -
          Purchase of treasury stock                                   -       (3,292)           -
                                                               ----------   ----------   ----------
          Net cash provided by financing                       $  19,880    $   7,185    $  11,892
                                                               ----------   ----------   ----------

Effect of exchange rate changes on cash                        $     (16)   $     (88)   $      20

Net increase (decrease) in cash and cash equivalents           $  12,236    $ (12,075)   $     597
Cash and cash equivalents - beginning of period                      368       12,604          529
                                                               ----------   ----------   ----------

Cash and cash equivalents - end of period                      $  12,604    $     529    $   1,126
                                                               ==========   ==========   ==========

Cash paid for interest                                         $       8    $       9    $       4
                                                               ==========   ==========   ==========

See notes to Financial Statements. See Note 9 for issuance of common stock for patents and acquisitions. See Note 12 with respect to issuance of securities for compensation.

                        NCT GROUP, INC. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS

1.   Background:

   NCT Group, Inc. ("NCT" or the "Company") designs, develops, licenses, produces and distributes technologies and products based upon its extensive portfolio of proprietary algorithms. The Company specializes in the utilization of sound and signal waves to electronically reduce or eliminate noise and vibration, improve signal-to-noise ratio and enhance sound quality. The Company develops its technologies for integration into a wide range of products for applications serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company designs some of its applications so that other firms can integrate them with their own inventions and technologies to develop such technology into commercial applications, to integrate the applications into existing products and to distribute such technologies and products into various industrial, commercial and consumer markets. The Company also markets its technologies through licensing to third parties for fees and royalties. Commercial application of the Company's technologies is comprised of a number of product lines, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets; Gekko(TM) flat speakers; flat panel transducers ("FPT"); ClearSpeech(R) microphones, speakers and other products; adaptive speech filters; the ProActive(R) line of industrial/commercial active noise reduction headsets; an aviation headset for pilots; an industrial muffler or "silencer" for use with large vacuums and blowers; quieting headsets for patient use in magnetic resonance imaging machines; and an aircraft cabin quieting system.

   The Company has incurred substantial losses from operations since its inception, which have amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of preferred stock and common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and royalties and engineering and development funds received from joint venture and other strategic partners.

   Cash and cash equivalents amounted to $1.1 million at December 31, 1999. In addition, the Company had $3.3 million negative working capital at December 31, 1999. Management believes that currently available funds will not be sufficient to sustain the Company at present levels for the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from the Company's revenue sources: technology licensing fees and royalties, product sales, and engineering and development services. The level of realization of funding from the Company's revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   In the event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of spending which could substantially curtail the Company's operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists about the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. See Note 11 with respect to recent financing.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.   Summary of Significant Accounting Policies:

Principles of Consolidation:

   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after elimination of all material inter-company transactions and accounts. Investments in affiliates in which the Company maintains significant influence, but not control, (20% to 50% ownership) are accounted for by the equity method. All other investments in affiliates are carried at cost.

Revenue Recognition:

   Revenue is recognized when earned. Revenue from product sales is recognized when the product is shipped. Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for certain engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. Revenues recognized under the percentage of completion method amounted to $0, $0.1 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

Advertising:

   Advertising costs are expensed as incurred. Advertising expense for years ended December 31, 1997, 1998 and 1999 was $0.5 million, $1.7 million and $1.2 million, respectively.

Cash and cash equivalents:

   Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. Restricted cash consists of the balance of an escrow account established in conjunction with the issuance of a convertible promissory note (see Note 8).

Inventories:

   Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis. The Company assesses the realizability of inventories by periodically conducting a complete physical inventory and reviewing the movement of inventory on an item-by-item basis to determine the value of items which are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 1998 and 1999, the Company's inventory reserves were $0.5 million.

Property and Equipment:

   Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term.

Goodwill, Patent Rights and Other Intangible Assets:

   The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill. Goodwill is also recorded by the Company on the acquisition of minority interests of a subsidiary of the Company for shares of the Company's common stock. Goodwill is amortized on a straight-line basis over five years. Goodwill amortization expense was $0, less than $0.1 million and $1.0 million for 1997, 1998 and 1999, respectively. Accumulated goodwill amortization was less than $0.1 million and $4.2 million at December 31, 1998 and 1999, respectively.

   Patent rights and other intangible assets are stated at cost and are amortized on a straight-line basis over the remaining useful lives, ranging from one to fifteen years. Amortization expense was $0.3 million, $0.5 million and $0.6 million for 1997, 1998 and 1999, respectively. Accumulated amortization was $2.3 million and $2.9 million at December 31, 1998 and 1999, respectively.

   The Company examines the carrying value of goodwill, patent rights and other intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in intangible assets used in operations, and future undiscounted cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified.

   The Company recognized an impairment loss from goodwill of $3.1 million in 1999. No other events have been identified that would indicate an impairment of the value of material intangible assets recorded in the accompanying consolidated financial statements.

Foreign currency translation:

   The currency effects of translating the financial statements of the Company's foreign entities that operate in local currency environments, notably the United Kingdom operations, are included in the "cumulative translation adjustment" component of stockholders' equity. The currency transaction gains and losses are included in the consolidated statements of operations and were not material for any periods presented.

Loss per common share:

   The Company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 11 and 12). However, when preferred stock will be convertible to common stock at a conversion rate that is at a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "beneficial conversion feature," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. The Company has reflected such beneficial conversion feature as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders.

Concentrations of Credit Risk:

   The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents in two banks. The total cash balances are insured by the F.D.I.C. up to $100,000 per bank. Deposits in excess of federally insured limits were $1.6 million at December 31, 1999. The Company's trade accounts receivable result primarily from sales of products and services to original equipment manufacturers ("OEMs"), distributors and end users in various industries worldwide. During 1999, two customers each had 10% or greater of the total revenue recognized, an aggregate of 42% of the 1999 total revenue. These same two customers accounted for approximately 10% of accounts receivable before allowances at December 31, 1999. The Company does not require collateral or other security to support customer receivables.

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables based on credit worthiness.

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Stock-Based Compensation:

   The Company reports stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee options and warrants. (See Note 12.)

Comprehensive Loss:

   The Company reports comprehensive loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the changes in stockholders' equity from all sources during the period other than those resulting from investments by and distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while accumulated other comprehensive loss is included on the balance sheet as a component of stockholders' equity. Due to availability of net operating losses, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss includes gains and losses on foreign currency translation adjustments.

Segments of an Enterprise and Related Information:

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments; the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts. (See Note 17.)

3.   Joint Ventures and Other Strategic Alliances:

   The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding often includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1999, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

   When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends the equity method of accounting. The Company will not resume the equity method of accounting until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded. At December 31, 1999, the aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero.

   Certain of the joint ventures become suppliers to the Company and to other of the joint ventures and transfer products to the related entities based upon pricing formulas established in the agreements. Such formulas are generally based upon fully burdened cost, as defined in the agreements.

   Technology licensing fees and engineering and development services paid by joint ventures to the Company are recorded as revenue when there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture. Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees and royalties, engineering and development services and product sales were as follows (in thousands):

                                                   Years ended December 31,
                                               -------------------------------
        Joint Venture/Alliance                  1997         1998        1999
        ----------------------                 ------       ------      ------
Walker Noise Cancellation Technologies         $   61       $    -      $    -
Ultra Electronics, Ltd.                             -           68          40
Siemens Medical Systems, Inc.                     172          102          14
AB Electrolux                                      34            -           -
Oki Electric Industry Co., Ltd.                     -            8          80
VLSI Technology, Inc.                               -          285           -
STMicroelectronics S.A. &
    STMicroelectronics S.r.l                        -          246       2,156
Lernout & Hauspie Speech Products N.V.              -            -         800
New Transducers Ltd.                            3,000            -         500
                                               ------       ------      ------

                 Total                         $3,267       $  709      $3,590
                                               ======       ======      ======

   Outlined below is a summary of the nature and terms of selected joint ventures and other strategic alliances:

   Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1.5% of sales commencing in 1998. Such $2.6 million technology license fee was recognized as revenue in 1995. Under the agreement, Ultra also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed certain of the Company's employees. The Company recognized $68,000 and $40,000 in royalty revenue in 1998 and 1999, respectively.

   New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc) and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPTTM technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT and royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrently with the Cross License, the Company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified number of shares of common stock of the other, subject to certain conditions and restrictions. With respect to the Company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company were covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc were covered by the option granted by NXT plc to the Company. The exercise price under each option was the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively, the "New Cross License," the "New Security Deed," the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with other agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by these replacement agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties could exercise their respective stock purchase option to September 27, 1997.

   On April 30, 1998, the Company completed the sale of five million ordinary shares of NXT plc acquired upon the Company's exercise on April 7, 1998 of the option (described above) it held to purchase such shares at a price of 50 pence per share. The Company realized a $3.2 million gain from the exercise and sale of the shares under such option, which is included in other income in 1998.

   On February 9, 1999, NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000. NCT Audio recorded royalty expense of $160,000 in 1999, and a liability of $64,000 ($160,000 royalty expense less patent expense reimbursement of $96,000) at December 31, 1999.

   VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the Company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the Company has granted a non-exclusive license to VLSI for certain patents and patents pending which relate to the Company's ClearSpeech(R) technologies. In 1998, the Company recorded $0.3 million in related engineering services. The Company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology. The Company recognized no royalty revenue in 1999.

   STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel Logic Corporation ("Advancel"), a majority-owned subsidiary acquired by the Company in September 1998, and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology. Advancel recorded a $0.2 million license fee in 1998. In 1999, Advancel recorded an additional $0.2 million license fee, $0.9 million non-refundable royalty and $1.1 million engineering and development services funding.

   Lernout & Hauspie Speech Products N.V. ("L&H"). On March 31, 1999, the Company signed a license agreement with L&H. The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the Company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other. Consequently, the Company's balance due L&H at December 31, 1999 is $0.1 million.

   Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The Company recognized $0.1 million in royalty revenue in 1999.

4.   Accounts Receivable:

   Accounts receivable comprise the following (in thousands):

                                                December 31,
                                           ----------------------
                                             1998        1999
                                           ----------  ----------

 Technology license fees and royalties     $     192   $       -
 Joint ventures and affiliates                     -          33
 Other trade receivables                         691         287
 Unbilled receivables                             61           -
                                           ----------  ----------
                                           $     944   $     320
 Allowance for doubtful accounts                (228)        (83)
                                           ----------  ----------
 Accounts receivable, net                  $     716   $     237
                                           ==========  ==========


5.   Inventories:

   Inventories comprise the following (in thousands):

                                               December 31,
                                           ----------------------
                                             1998        1999

                                           ----------  ----------

 Components                                $     745   $     360
 Finished goods                                3,083       2,434
                                           ----------  ----------
                                           $   3,828   $   2,794
 Reserve for obsolete & slow moving
 inventory                                      (508)       (529)
                                           ----------  ----------
 Inventories, net of reserves              $   3,320   $   2,265
                                           ==========  ==========


6.   Property and Equipment:

   Property and equipment comprise the following (in thousands):


                                    Estimated
                                     Useful          December 31,
                                      Life       --------------------
                                     (Years)       1998        1999
                                    ---------    --------    --------

   Machinery and equipment           3-5         $ 1,935     $ 1,965
   Furniture and fixtures            3-5           1,057       1,070
   Leasehold improvements           7-10           1,038       1,038
   Tooling                           1-3             181           -
   Other                            5-10              60          60
                                                 --------    --------
                                                 $ 4,271     $ 4,133
   Accumulated depreciation                       (3,274)     (3,684)
                                                 --------    --------
   Property and equipment, net                   $   997     $   449
                                                 ========    ========


   Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $ 0.6 million, $0.5 million and $0.4 million, respectively.

7.   Other Assets:

   Other assets primarily comprise the Company's investment in affiliates and notes receivable and interest thereon, as described herein.

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. NCT Audio then paid Top Source Technologies, Inc. ("TST") $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When the shareholders of TST approved the transaction on December 15, 1998, the $2,050,000 was delivered to TSA and NCT Audio took ownership of the documentation and securities held in escrow. NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. Due to the non-payment of the note by April 30, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing; and (c) the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. Since NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio has forfeited its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. (See Note 15.)

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"), a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%). As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remained willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. The Company has not been able to obtain the financing to consummate this transaction, and PPI has experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest and pre-acquisition costs thereon amounting to $0.3 million. The Company continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.

8.   Convertible Notes:

   On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. The secured convertible notes are collateralized by the Company's inventory, machinery, equipment, stocks, bonds, notes, accounts receivable, any rights or claims that they may have against any other person, firm, or corporation for monies, choses in action, any bank accounts, checking accounts, certificates of deposit or any financial instrument, patents and intellectual property rights or any other assets owned by Borrower as of the date of the agreement, or hereafter acquired. A secured convertible note (the " Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, on the Note and any other notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Company and Holder have agreed to extend the date for the purchase of the remaining installments of secured convertible notes to April 15, 2000. On each of June 4, 1999, June 11, 1999, July 2, 1999, July 23, 1999,
August 25,  1999 and  September  19,  1999,  the  Company  received  proceeds of
$250,000,  $250,000,  $500,000,  $250,000, $500,000 and $250,000,  respectively, from the Holder for other secured convertible notes with the same terms and conditions of the Note described above. At December 31, 1999, the Company has an aggregate of $3.0 million of secured convertible notes. The Company recorded a beneficial conversion feature of $0.2 million in connection with the convertible notes in 1999.

   On July 19, 1999, DistributedMedia.com ("DMC"), a wholly-owned subsidiary of the Company, signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the $1,000,000 note proceeds, $750,000 was deposited into an escrow account and be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000 provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. At December 31, 1999, the balance in the escrow account and classified as restricted cash was $667,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at its election into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. DMC also has the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including the technology and economics thereof and its likelihood of the continued success. In connection with the PRG Note, PRG was granted a common stock warrant (see Note 12). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company estimated the fair value of this warrant to be $0.8 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.61%, volatility of 1%, and a term of three years. Such amount is being amortized to interest expense over the two-year period of the related promissory note. Amortization amounted to $0.1 million during the year ended December 31, 1999. Unamortized discount of $0.3 million has been reflected as a reduction of the notes payable amount in the accompanying December 31, 1999 financial statements.

9.   Other Liabilities:

   On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998, the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations, towards the liability. The Company recorded a liability representing the difference between the Company's payment obligations and the IPI net proceeds from its sale of shares of the Company's common stock. Such liability was $0.5 million at December 31, 1998 and 1999.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock (see Note 10) together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization, as defined in the Stock Purchase Agreement, for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith the Company's liabilities include an earnout obligation of $0.1 million and $0.2 million at December 31, 1998 and 1999 (see
Note 15). In addition, the Company's liabilities include a $100,000 note payable to a former employee of Advancel at December 31, 1998 and 1999. The note bears interest at a rate of 8.25%, compounded annually and was due in two equal installments on December 1, 1998 and March 1, 1999. The note has not been paid.

10.  Common Stock Subject to Resale Guarantee:

   On September 24, 1999, the Company issued 12,005,847 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.5 million. On October 27, 1999, the Company issued an additional 1,148,973 shares of common stock to suppliers and consultants to settle obligations of $0.2 million. On October 28, 1999, the Company filed a pre-effective amendment to the Form S-1 resale registration statement to include such additional shares. The registration statement (File No. 333-87757) was declared effective by the SEC on November 2, 1999 (see Note
11). During the fourth quarter, suppliers and vendors traded $1.5 million of such shares and as a result the Company recorded $1.0 million common stock subject to resale guarantee.

   The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement (see Note 11). Due to the provision, the Company recorded the purchase price ($500,000) plus the guaranteed return on investment of 20% ($100,000) as common stock subject to resale.

   Common stock subject to resale guarantee was $1.6 million at December 31, 1999, which represented the outstanding shares of common stock valued at the date of issuance to suppliers and consultants ($1.0 million) and the purchase price plus guaranteed return on investment related to the Purchase Agreement ($0.6 million).

11.  Common Stock:

Private Placements and Stock Issuances:

   Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. The Company reserved 15 million shares of the Company's common stock for issuance upon such conversion and payment of interest. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000, which was expensed as debt discount. The Company recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in 1997. If shares of common stock had been issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

   On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in a private placement that provided net proceeds to the Company of $0.5 million.

   On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio Products, Inc., in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly-owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM)-based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by NXT plc and NXT under the Company's cross licensing agreements with NXT plc and NXT, (b) all markets for hearing aids and other hearing enhancing or assisting devices, and (c) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with NXT plc and NXT to NCT Audio (see Note 3).

   Between October 10, 1997 and December 4, 1997, NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to NXT plc) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act. NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to exchange their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market price at date of conversion. During 1998, two NCT Audio shareholders exercised their right to exchange 296 shares of NCT Audio common stock into 1,135,542 shares of NCT common stock. During 1999, three NCT Audio shareholders exercised their right to exchange 559 shares of NCT Audio common stock into 17.7 million shares of NCT common stock. In connection therewith the Company recorded goodwill of $0.6 million and $6.1 million during 1998 and 1999, respectively. The Company recorded a non-cash charge of $3.1 million in 1999 to write down goodwill to its estimated realizable value.

   Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series C Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. The shares of Series C Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Series C registration statement; or (ii) ninety (90) days after the date of filing of the Series C registration statement. Each share of Series C Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series C Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of
(x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series C Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series C Preferred Stock also provide that in no event shall the average closing bid price referred to in the Series C Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Series C Preferred Stock. Accordingly, 26.0 million shares of common stock have been registered by the Company. Under the terms of the Series C Subscription Agreements, the Company may be subject to a penalty if the Series C registration statement is not declared effective within one hundred twenty (120) days after the first closing of any incremental portion of the offering of Series C Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Series C Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Series C Subscription Agreements also provide that for a period commencing on the date of the signing of the Series C Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Series C Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Series C Preferred Stock. On December 30, 1998, 1,700 shares of the Series C Preferred Stock were exchanged for the Company's Series E Preferred Stock. At December 31, 1998, 10,850 shares of Series C Preferred Stock had been converted into 20,665,000 shares of NCT common stock. The 700 remaining Series C Preferred Stock shares were subject to mandatory conversion as of November 30, 1999. As such, on November 30, 1999, these 700 shares were converted to 1,512,000 shares of common stock of the Company. At December 31, 1999, there were no outstanding shares of Series C Preferred Stock.

   During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the Company's common stock to an employee, two directors and a consultant in connection with their services to the Company. The Company valued these shares at $97,000, representing the fair value on the date of issuance.

   On July 15, 1998, the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for a license fee of $3.0 million, eliminated in consolidation, to be paid when proceeds are available from the sale of NCT Hearing common stock and running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety
(90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the Securities and Exchange Commission ("SEC") in connection with the Series D registration statement; or (iii) the effective date of the Series D registration statement. The Series D registration statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series D Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series D Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series D Preferred Stock also provide that in no event shall the conversion price referred to in the Series D Conversion Formula be less than $0.50 per share and in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock had been converted into 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and non-assessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the NCT Audio becomes a "reporting company" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the NCT Audio becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series A Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio registration statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders had exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11,699,857 shares of the Company's common stock. At December 31, 1999, 3 shares of NCT Audio Series A Preferred Stock were outstanding. On January 10, 2000, the remaining 3 shares of NCT Audio Series A Preferred Stock were converted into 634,915 shares of the Company's common stock.

   On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel. The acquisition was pursuant to the Stock Purchase Agreement. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

      Current Assets                                         $  368,109
      Property and equipment                                      4,095
      Goodwill                                                1,018,290
      Other assets                                               13,486
      Current liabilities                                      (485,040)
      Unearned portion of compensatory stock                    141,251
                                                             -----------
      Cost of acquisition (including expenses of $60,191)    $1,060,191
                                                             ===========

   At the annual meeting of Stockholders held on October 20, 1998, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the Company to make additional shares of the Company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan (see Note 12) pursuant to an amendment of the 1992 Plan approved by the stockholders at such annual meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

   On November 24, 1998, the Company paid $1,000 consideration for incorporation of DMC which was formed to develop, install and provide an audio/visual advertising medium within commercial/professional settings.

   On December 30, 1998, the Company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "
Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors and received net proceeds of $1.8 million. On April 13, 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement on (i) Form S-3 on or prior to the date which is no more than sixty
(60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the registrable securities. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the registration statement; or (iii) the effective date of the Series E registration statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series E Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series E Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation would be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. The Company registered an aggregate of 26,648,696 shares of the Company's common stock for the conversion of the issued and outstanding shares of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of December 31, 1998, no shares of Series E Preferred Stock had been converted into NCT common stock. During 1999, holders of 3,828 shares of Series E Preferred Stock elected to convert their shares into 26,608,942 shares of common stock of the Company. On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period. On December 15, 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Convertible Preferred Stock (see below), an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock were outstanding at December 31, 1999.

   On January 25, 1999, the Company granted DMC, a wholly owned subsidiary of the Company formed on November 24, 1998, an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to DMC products in consideration for a license fee of $3.0 million (eliminated in consolidation). Such license fee is to be paid when proceeds are available from the sale of DMC common stock. In addition, running royalties will be payable to the Company with respect to DMC's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that DMC will issue shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999, when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

   On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In 1999, the Company issued 13,154,820 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.7 million.

   On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). On August 10, 1999, the Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock, subject to certain limitations. Under the terms of the Series F Subscription Agreement, the Company was required to file a registration statement on Form S-1 on or prior to a date which is no more than forty-five (45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series F registration statement; or (iii) the effective date of the Series F registration statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with a formula (the "Series F Conversion Formula"), as defined in the agreement. The conversion formula provides that the stated value of the preferred stock plus 4% accretion thereon for the number of days between (i) the Series F Closing Date and (ii) the conversion date be divided by the amount obtained by multiplying the 80% times the average market price for the Company's common stock for the five (5) consecutive trading days immediately preceding such date. The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of up to 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of the Company's common stock. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock in either cash or common stock, at the Company's election. The Company registered an aggregate of 25,744,000 shares of common stock issuable upon conversion and payment for accretion. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. On September 10, 1999, the Company received $4.0 million for four DMC network affiliate licenses from four accredited investors. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, the Company has treated the additional $4.0 million for the DMC licenses as additional consideration for the Series F Preferred Stock. As of December 31, 1999, 2,811 shares of Series F Preferred Stock have been converted into 25,306,557 shares of the Company's common stock. On December 15, 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. At December 31, 1999, there are 4,715 shares of Series F Preferred Stock outstanding.

   The Company has certain contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost and Balmore. Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement, as described below.

   Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date that is not later than February 15, 2000 and is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates); (ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24, 2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000. The Company recorded step-up acquisition goodwill of $2.6 million. This transaction contributed to the Company's recording of a $3.1 million impairment of goodwill.

   On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the Exchange Agreement in order to (1) allow Austost and Balmore to retain 3,611,111 Returnable Shares in exchange for an additional 533 shares of Audio common stock from a third party investor (the "Third Party Shares"), which Austost and Balmore shall deliver to NCT, and (2) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining Returnable Shares to the Company pursuant to the Exchange Agreement.

   The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's Common Stock (the "Remaining Returnable Shares"), and Austost and Balmore would agree to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Balmore and Austost will realize a 10% commission on the proceeds from the sale of shares.

   The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

   Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The 20% of the total purchase price paid ($100,000) is deemed a dividend.

Common shares available for common stock options, warrants and convertible securities:

   At December 31, 1999, the number of shares required to be reserved for the exercise of options and warrants was 38.8 million. The aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 37.9 million shares of which options and warrants to purchase 24.7 million shares were currently exercisable (see Note 12). The aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred Stock was 51.7 million shares. The Company has reserved 22.4 million shares of common stock for issuance to certain holders of NCT Audio common stock upon exchange of their shares of NCT Audio common stock for shares of the Company's common stock. The Company has reserved 0.6 million shares of common stock for issuance upon conversion of the remaining Series A Preferred Stock into Series D Preferred Stock. The Company also reserved 30.7 million shares of common stock for issuance upon conversion of the secured convertible notes. Common shares issued and required to be reserved for issuance exceed the number of shares authorized. However, should the aggregate of the number of issued and outstanding shares and shares required to be reserved for future issuance reach the authorized limit, shares in excess of the limit will be borrowed from the 1992 Plan.

12.  Common Stock Options and Warrants:

   The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1997, 1998 and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options, and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with SFAS No. 123, the Company's net loss would have been $15.8 million, $19.0 million and $27.4 million, or $(0.14), $(0.16) and $(0.20) per share in 1997, 1998 and 1999, respectively. The fair value of the options and warrants granted in 1997, 1998 and 1999 are estimated in the range of $0.16 to $4.07, $0.24 to $0.81, and $0.26 to $0.64 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%; volatility of 1.289, 1.307 and 1.0 in 1997, 1998 and 1999, respectively; risk free interest rates in the range of 5.79% to 6.63%, 5.28% to 5.55%, and 4.56% to 6.14% for 1997, 1998 and 1999, respectively; and expected life of 3 years. The weighted average fair value of options and warrants granted during 1997, 1998 and 1999 are estimated in the range of $0.13 to $0.58, $0.53, and $0.28 to $0.48 per share, respectively, also using the Black-Scholes option-pricing model.

Stock Options:

   The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

   1987 Plan activity is summarized as follows:

                                                Years Ended December 31,
                     ------------------------------------------------------------------------------
                               1997                       1998                       1999
                     ------------------------   ------------------------   ------------------------
                                     Weighted                   Weighted                   Weighted
                                     Average                    Average                    Average
                                     Exercise                   Exercise                   Exercise
                       Shares        Price        Shares        Price        Shares        Price
                     -----------     --------   -----------     --------   -----------     --------
Outstanding at
beginning of year     1,500,000        $0.54     1,350,000        $0.51     1,350,000        $0.51
Options granted       1,350,000        $0.51             -        $   -     1,350,000        $0.51
Options exercised             -        $   -             -        $   -             -        $   -
Options canceled,
expired or forfeited (1,500,000)       $0.54             -        $   -    (1,350,000)       $0.51
                     -----------                -----------                -----------
Outstanding at end of
year                  1,350,000        $0.51     1,350,000        $0.51     1,350,000        $0.51
                     ===========                ===========                ===========
Options exercisable
at year-end           1,350,000        $0.51     1,350,000        $0.51     1,350,000        $0.51
                     ===========                ===========                ===========

   As of December 31, 1999, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.

   The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

   Non-plan stock option activity is summarized as follows:

                                                Years Ended December 31,
                     ------------------------------------------------------------------------------
                               1997                       1998                       1999
                     ------------------------   ------------------------   ------------------------
                                     Weighted                   Weighted                   Weighted
                                     Average                    Average                    Average
                                     Exercise                   Exercise                   Exercise
                       Shares        Price        Shares        Price        Shares        Price
                     -----------     --------   -----------     --------   -----------     --------
Outstanding at
beginning of year       372,449        $1.08     4,319,449        $0.36     4,319,449        $0.36
Options granted       7,844,449        $0.41             -        $   -             -        $   -
Options exercised             -        $   -             -        $   -             -        $   -
Options canceled,
expired or forfeited (3,897,449)       $0.53             -        $   -       (35,449)       $4.86
                     -----------                -----------                -----------
Outstanding at end
of year               4,319,449        $0.36     4,319,449        $0.36     4,284,000        $0.33
                     ===========                ===========                ===========

Options exercisable
at year-end           4,319,449        $0.36     4,319,449        $0.36     4,284,000        $0.33
                     ===========                ===========                ===========

   On October 6, 1992, the Company adopted a stock option plan (as amended, the "1992 Plan") for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the Company's common stock to each non-employee director for services as a director of the Company for each subsequent election.

   1992 Plan activity is summarized as follows:

                                                Years Ended December 31,
                     ------------------------------------------------------------------------------
                               1997                       1998                       1999
                     ------------------------   ------------------------   ------------------------
                                     Weighted                   Weighted                   Weighted
                                     Average                    Average                    Average
                                     Exercise                   Exercise                   Exercise
                       Shares        Price        Shares        Price        Shares        Price
                     -----------     --------   -----------     --------   -----------     --------
Outstanding at
beginning of year     6,022,765        $0.86     9,029,936        $0.72    19,831,821        $0.52
Options granted       4,652,222        $0.55    21,989,000        $0.69     9,398,538        $0.43
Options exercised    (1,141,795)       $0.64        (1,561)       $0.27        (5,000)       $0.27
Options canceled,
expired or forfeited   (503,256)       $0.99   (11,185,554)       $1.03    (1,201,122)       $0.60
                     -----------               ------------                -----------
Outstanding at end
of year               9,029,936        $0.72    19,831,821        $0.52    28,024,237        $0.47
                     ===========               ============                ===========

Options exercisable
at year-end           6,592,436        $0.73    12,053,571        $0.60    14,751,044        $0.55
                     ===========               ============                ===========

   As of December 31, 1999, options for the purchase of 318,360 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

   On November 15, 1994, the Board of Directors adopted the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"). Under the Directors Plan, 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the common stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

   Directors Plan activity is summarized as follows:

                                                Years Ended December 31,
                     ------------------------------------------------------------------------------
                               1997                       1998                       1999
                     ------------------------   ------------------------   ------------------------
                                     Weighted                   Weighted                   Weighted
                                     Average                    Average                    Average
                                     Exercise                   Exercise                   Exercise
                       Shares        Price        Shares        Price        Shares        Price
                     -----------     --------   -----------     --------   -----------     --------
Outstanding at
beginning of year      746,000         $0.73       746,000        $0.73       746,000        $0.73
Options granted              -         $   -             -        $   -       538,500        $0.73
Options exercised            -         $   -             -        $   -             -        $   -
Options canceled,
expired or forfeited         -         $   -             -        $   -      (746,000)       $0.73
                      ---------                   ---------                  ---------
Outstanding at end
of year                746,000         $0.73       746,000        $0.73       538,500        $0.73
                      =========                   =========                  =========

Options exercisable
at year-end            746,000         $0.73       746,000        $0.73       538,500        $0.73
                      =========                   =========                  =========


   As of December 31, 1999, there were 282,500 options for the purchase of shares available for future grants under the Directors Plan.

   The following summarizes information about the Company's stock options outstanding at December 31, 1999:

                                                       Options Outstanding               Options Exercisable
                                              -------------------------------------    -----------------------
                                                             Weighted
                                                             Average
                                                             Remaining     Weighted                   Weighted
                                                             Contractual   Average                    Average
                             Range of         Number         Life          Exercise    Number         Exercise
       Plan                  Exercise Price   Outstanding    (In Years)    Price       Exercisable    Price
-------------------          --------------   -----------    -----------   --------    -----------    --------
1987 Plan                    $0.50 to $0.63    1,350,000         2.06       $0.51       1,350,000      $0.51
                                              ===========                              ===========

Non-Plan                     $0.27 to $3.69    4,284,000         2.16       $0.33       4,284,000      $0.33
                                              ===========                              ===========

1992 Plan                    $0.22 to $0.56   21,093,391         7.07       $0.35       7,927,698      $0.33
                             $0.64 to $1.50    6,620,491         2.80       $0.71       6,512,991      $0.71
                             $2.38 to $4.00      310,355         0.70       $3.01         310,355      $3.01
                                              -----------                              -----------
Total 1992 Plan                               28,024,237                               14,751,044
                                              ===========                              ===========

Director's Plan              $0.66 to $0.75      538,500         0.53       $0.73         538,500      $0.73
                                              ===========                              ===========

Warrants:

   The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Generally, warrants are exercisable over a five to ten year period as determined by the Board of Directors and vest on the grant date.

   In July 1999, in connection with the PRG Note, PRG was granted a common stock warrant equal to either (i) the number of shares of the Company's common stock (6,666,667) which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) had closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale had not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

   Warrant activity is summarized as follows:

                                                Years Ended December 31,
                     ------------------------------------------------------------------------------
                               1997                       1998                       1999
                     ------------------------   ------------------------   ------------------------
                                     Weighted                   Weighted                   Weighted
                                     Average                    Average                    Average
                                     Exercise                   Exercise                   Exercise
                       Shares        Price        Shares        Price        Shares        Price
                     -----------     --------   -----------     --------   -----------     --------
Outstanding at
beginning of year     3,888,539        $0.72     3,146,920        $0.81     4,372,684        $0.82
Warrants granted      2,846,923        $0.76     1,588,164        $0.92     2,587,875        $0.75
Warrants exercised     (854,119)       $0.41             -        $   -             -        $   -
Warrants canceled,
expired or forfeited (2,734,423)       $0.75      (362,400)       $1.16    (3,225,145)       $0.82
                     -----------                -----------                -----------
Outstanding at end
of year               3,146,920        $0.81     4,372,684        $0.82     3,735,414        $0.77
                     ===========                ===========                ===========

Warrants exercisable
at year-end           3,146,920        $0.81     4,172,684        $0.86     3,735,414        $0.77
                     ===========                ===========                ===========


   The following table summarizes information about warrants outstanding at December 31, 1999:

                                                       Warrants Outstanding               Warrants Exercisable
                                              -------------------------------------      ----------------------
                                                             Weighted
                                                             Average
                                                             Remaining     Weighted                   Weighted
                                                             Contractual   Average                    Average
                             Range of         Number         Life          Exercise    Number         Exercise
                             Exercise Price   Outstanding    (In Years)    Price       Exercisable    Price
                             --------------   -----------    -----------   --------    -----------    --------
                             $0.50 to $0.69      263,914         2.94        $0.62        263,914      $0.62
                             $0.75 to $1.66    3,471,500         2.32        $0.78      3,471,500      $0.78

13.  Related Parties:

   Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

   The Company's President and Chief Executive Officer, who, at December 31, 1999, holds options and warrants for the right to acquire an aggregate of 15,237,000 shares of the Company's common stock, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997, 1998 and 1999, approximately $243,000, $206,000 and $169,000 was incurred in connection with this arrangement.

   During 1997, 1998 and 1999, the Company purchased $0.7 million, $0.2 million and $0, respectively, of products from its various manufacturing joint venture entities.

14.  Income Taxes:

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment and compensation expense related to warrants, options and reserves.

   At December 31, 1999, the Company had available net operating loss carryforwards of approximately $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes, which expire as follows (in thousands):


                                            Research
                               Net            and
                            Operating     Development
               Year          Losses         Credits
               ----         ---------     -----------
               2000           $   129        $     -
               2001               787              -
               2002             2,119              -
               2003             1,974              -
               2004             1,620              -
               2005             3,870            141
               2006             1,823            192
               2007             6,866            118
               2008            13,456            321
               2009            16,293            413
               2010             9,415             61
               2011             9,051             67
               2012             4,525 (1)        267
               2018            14,183 (2)        167
               2019            15,079 (3)          -
                            ----------    -----------
              Total          $101,190        $ 1,747
                            ==========    ===========

(1) Includes approximately $1.2 million net operating loss relating to NCT Audio Products, Inc.

(2) Includes approximately $4.4 million net operating loss relating to NCT Audio Products, Inc.

(3) Includes approximately $6.5 million net operating loss relating to NCT Audio Products, Inc.

   The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $3.0 million, $1.4 million and $3.3 million in 1997, 1998 and 1999, respectively.

   The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences, as well as federal net operating loss and research and development credit, at December 31, 1998 and 1999 were as follows (in thousands):

                                              December 31,
                                        -------------------------
                                           1998          1999
                                        -----------    ----------
   Accounts receivable                  $     157      $      13
   Inventory                                  173            180
   Property and equipment                      68             82
   Accrued expenses                            65             58
   Stock compensation                       2,711          2,924
   Other                                      349            414
                                        -----------    ----------
      Total temporary differences       $   3,523      $   3,671
   Federal net operating losses            27,258         30,285
   Federal research and development
   credits                                  1,580          1,747
                                        -----------    ----------
                                        $  32,361      $  35,703
   Less: Valuation allowance              (32,361)       (35,703)
                                        -----------    ----------
      Deferred taxes                    $       -      $       -
                                        ===========    ==========


15.  Litigation:

   On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Mr. Valerio alleged that (1) the Company is guilty of breach of contract; (2) certain amounts and commissions are allegedly owed to him; and (3) he had suffered damage to his image and reputation among other injuries alleged. The Company retained an Italian law firm specializing in litigation and, through its counsel, filed a reply brief responding to Mr. Valerio's allegations. The Company argued that even if the Tribunal were the appropriate forum for the suit, Mr. Valerio's claim is groundless because a valid contract was never formed. Further, the Company argued that Mr. Valerio is not enrolled in the official Register of Agents and, thus, under applicable Italian law is not entitled to any compensation. Since the submission, the Tribunal has held a pretrial discovery hearing and a hearing before a Discovery Judge. The Discovery Judge held another hearing on May 19, 1998 and established deadlines for final pleadings and a trial date. The Tribunal of Milan, sitting in full bench, heard the case on September 22, 1998. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000.

   By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp. but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

   On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint against AECorp. in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in our favor as follows: (1) declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them; (2) declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.; (3) award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortuous interference with the Company's prospective contractual advantages; (4) enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any
AECorp.-owned   patents;  and  (5)  award  any  other  relief  the  court  deems appropriate.

   On or about December 30, 1998, AECorp. filed its answer to the Company's complaint. AECorp. generally denied the above allegations and brought counterclaims against the Company. These include claims that the Company has: infringed the two AECorp. patents at issue and the "ANR Ready" trademark; violated the Lanham Act through NCT's use of the trademark; and unfairly competed with AECorp. by using the trademark.

   The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. The Company also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not yet been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland state court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleged that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed and the Court has granted two motions to strike or dismiss some of the plaintiff's claims. No further developments in this suit have occurred. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results.

   On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in a district court in the Southern District of New York. Mellon alleged that either the Company or AWC owe it $326,000, a sum Mellon purportedly paid to both entities when it acted as escrow agent for the Company in a private placement of securities with certain institutional investors. The Company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court: (1) dismiss Mellon's amended complaint against AWC; (2) grant AWC commissions totaling $688,000 owed to AWC by the Company; (3) order the Company to issue 784,905 shares of its common stock; (4) declare that AWC is entitled to keep the $326,000 sought by Mellon; and (5) order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio.

   On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is currently scheduled to take place in the action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

   On December 15, 1998, Balmore and Austost filed suit against NCT Audio and the Company in New York Supreme Court. The complaint alleged breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices, and money had and received. These claims all allegedly arose in connection with an agreement the Company entered into with Balmore and Austost for the sale of shares of NCT Audio common stock in a private placement in December 1997.
Specifically, the complaint alleged that: NCT Audio breached an agreement to register shares of its common stock that Balmore and Austost purchased or, in the alternative, shares of the Company's common stock exchangeable for NCT Audio's shares under certain circumstances, and to pay penalties if it failed to do so; NCT Audio made materially false and misleading representations when it faxed non-negotiated agreements instead of executed agreements to Balmore and Austost; NCT Audio and the Company acted negligently and violated duties of full and fair disclosure; and NCT Audio and the Company engaged in deceptive trade practices.

   Balmore and Austost further argued that as a result of these alleged actions, NCT Audio and the Company owed Balmore and Austost compensatory damages not less than $1,819,000 and punitive damages of $3 million. Balmore and Austost also requested that the court require NCT Audio and the Company to register the shares it holds of NCT Audio common stock or rescind the agreement and return to Balmore and Austost the $1 million purchase price. Finally, Balmore and Austost requested treble damages, reasonable attorneys fees, costs and any other relief the court deemed appropriate.

   On January 14, 1999, the Company and NCT Audio filed removal papers to remove the suit from state court to federal court. On January 22, 1999, the Company and NCT Audio filed their answer, affirmative defenses, counterclaims and a third-party complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped. Court approval is pending.

   On September 16, 1999, certain former shareholders and optionees (the "Claimants") of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the Claimants seek is recision of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. After consultation with outside legal counsel, management recognizes that the Company may lose some or all of its claims, encountering significant liability. In the event this Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's quarterly or annual operating results. Outside legal counsel has indicated that it is impossible to estimate a range of potential liability at this early stage with any degree of certainty. The parties have agreed on an arbitrator who has scheduled late May 2000 for an arbitration hearing. Discovery is currently scheduled to take place in the action.

   On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks recision of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by NCT Audio. On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

   The Company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations of the Company.

16.  Commitments and Contingencies:

   The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows (in thousands):

                     Year Ending
                      December 31,          Amount
                -----------------------  -----------
                         2000               $   862
                         2001                   841
                         2002                   380
                         2003                   380
                         2004                   380
                      Thereafter              2,038
                                         -----------
                        Total               $ 4,881
                                         ===========

   Rent expense (net of sublease income) was $0.4 million, $0.6 million and $0.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   In April 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million, while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $40,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the Company pays a nominal premium for such stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of February 25, 2000, the Company was not aware of any material benefit claim liability.

   As of December 31, 1999, the Company is obligated under various agreements for minimum royalty payments as follows: $335,000, $220,000, $240,000 and $60,000 for 2000, 2001, 2002 and 2003.

   In connection with the acquisition of Advancel, the Company entered into employment agreements with four employees. The Company is obligated under these agreements for $471,500 per annum through 2002, subject to the outcome of the arbitration between the parties (see Note 15).

17.  Business Segment Information:

                                                              (in thousands of dollars)
                             ----------------------------------------------------------------------------------------------------
                                                                                   Advancel
                               NCT      NCT        Communi-                        Logic      Total                     Grand
                               Audio    Hearing    cations    Europe    DMC        Corp       Segments       Other      Total
                             ----------------------------------------------------------------------------------------------------
1999
Net Sales - External         $    856   $   708    $   874    $    4    $     -    $ 1,069    $  3,511       $     -   $  3,511
Net  Sales  -  Other
Operating Segments                  4         -          -       866          -          -         870          (870)         -
License Fees and royalties        506       157        906         -        850      1,100       3,519            33      3,552
Interest Income                   167         -          -         1          -          -         168          (142)        26
Depreciation/Amortization          10         -          -        43          4         16          73         1,897      1,970
Operating Income (Loss)       (10,679)   (3,414)    (2,643)       86     (2,739)    (1,453)    (20,842)       (2,929)   (23,771)
Segment Assets                  2,228     1,791        897       164        963        728       6,771         6,606     13,377
Capital Expenditures                -         -          1         4         26          3          34            17         51

1998
Net Sales - External         $    383   $ 1,191    $   780    $   28    $     -    $    69    $  2,451       $    71   $  2,522
Net  Sales  -  Other
Operating Segments                  2        23          6     1,113          -          -       1,144        (1,144)         -
License Fees and royalties        350        86         18         -          -        200         654           148        802
Interest Income                   110         -          -        15          -          -         125           313        438
Depreciation/Amortization           5         -          -        38          -          8          51           979      1,030
Operating Income (Loss)        (4,359)   (3,697)    (4,326)      (12)         -       (658)    (13,052)       (1,131)   (14,183)
Segment Assets                  6,752     2,449        301       218          -        922      10,642         4,823     15,465
Capital Expenditures               33         8         21       102          -         34         198           350        548

1997
Net Sales - External         $      4   $ 1,709    $   127    $   67    $     -    $     -    $  1,907       $   181   $  2,088
Net  Sales  -  Other
Operating Segments                  -         -          -       847          -          -         847          (847)         -
License Fees                    3,000         -        345         -          -          -       3,345           285      3,630
Interest Income                     -         -          -        18          -          -          18            99        117
Depreciation/Amortization           -         -          -        44          -          -          44           855        899
Operating Income (Loss)           785    (3,618)    (2,582)     (411)         -          -      (5,826)       (4,022)    (9,848)
Segment Assets                  2,333     1,227        397       301          -          -       4,258        13,103     17,361
Capital Expenditures               12         5         13        26          -          -          56           188        244


   NCT Audio:

   NCT Audio is engaged in the design, development and marketing of products which utilize innovative FPT technology. The products available by NCT Audio are the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets, the multimedia markets and as an audio/visual advertising medium. The principal NCT Audio customers are end users, automotive OEM's, manufacturers of integrated cabin management systems and DMC.

   NCT Hearing:

   NCT Hearing designs, develops and markets active noise reduction headsets to the communications and telephony headset markets. The products consist of the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

   Communications:

   The communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The communications technology
includes        ClearSpeech(R)-Acoustic        Echo       Cancellation       and
ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming, and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices. The communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEM's, system integrators and end-users.

   Europe:

   The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

   DMC:

   DMC is a new microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of placed-based microbroadcasting stations, called Sight and Sound(TM). The Sight and Sound(TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio.

   Advancel Logic Corp.:

   Advancel is a participant in the native Java(TM) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++), significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

   Other:

   The "Net Sales - Other Operating Segments" primarily consists of inter-company sales, which are eliminated in consolidation. "Segment Assets" consists primarily of corporate assets. "Operating Income/(Loss)" primarily includes corporate charges.

18. Geographical Information (by country of origin) - Total Segments (in thousands):

                                           December 31,
                              ----------------------------------------
                                 1997          1998          1999
                              ------------  ------------  ------------
     Revenues
        United States             $ 2,089       $ 3,209       $ 3,174
        Europe                      3,270            71         3,755
        Far East                      359            44           134
                              ------------  ------------  ------------
           Total                  $ 5,718       $ 3,324       $ 7,063
                              ============  ============  ============
     Net (Income) Loss
        United States             $ 9,211       $13,728       $23,353
        Europe                        411            12           (86)
        Far East                      226           443           504
                              ------------  ------------  ------------
           Total                  $ 9,848       $14,183       $23,771
                              ============  ============  ============
     Identifiable Assets
        United States             $17,060       $15,166       $13,174
        Europe                        301           218           164
        Far East                        -            81            39
                              ------------  ------------  ------------
           Total                  $17,361       $15,465       $13,377
                              ============  ============  ============


19.  Subsequent Events:

   On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.004 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.750 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. The Company plans to register shares of common stock for the conversion of the Series G Preferred Stock.

   On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to 77,000,000 shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company intends to register additional shares of common stock for the conversion of the amended Series F Preferred Stock Certificate of Designations.

20.  Subsequent Events (unaudited):

   On March 27, 2000, the Company's subsidiary, DMC, has entered into a joint venture for the development of a DMC microbroadcasting media market in Israel. DMC has entered into a license agreement for $2.0 million in connection with this transaction. The joint venture is equally owned by DMC and its investment partners. DMC's investor partners are responsible for funding the venture.

   On March 27, 2000, the Company received $1.0 million from Carole Salkind for an additional collateralized convertible note with the same terms and conditions of the Note received on January 26, 1999 (see Note 8).

   On April 3, 2000, the Company's subsidiary, DMC, has entered into a license agreement for $2.0 million to develop a portion of the DMC affiliate network in the New York region.

NCT CORPORATE INFORMATION

Officers                                   Board of Directors
Michael J. Parrella                        Michael J. Parrella
Chairman and Chief Executive Officer       Chairman and Chief Executive Officer

Irene Lebovics                             Jay M. Haft
President and Secretary
                                           John J. McCloy II
Cy E. Hammond
Senior Vice President, Chief               Sam Oolie
Financial Officer,
Assistant Secretary and Treasurer

Paul Siomkos, P.E.
Senior Vice President, Operations

Michael A. Hayes, Ph.D.
Senior Vice President, Chief
Technical Officer

Irving M. Lebovics
Senior Vice President, Global Sales

Independent Accountants
Richard A. Eisner & Company, LLP
575 Madison Avenue, 7th Floor
New York, NY  10022-2597

Corporate Headquarters
NCT Group, Inc.
1025 West Nursery Road, Suite 120
Linthicum, MD  21090-1203
(410) 636-8700

Executive Offices
NCT Group, Inc.
20 Ketchum Street
Westport, CT  06880
(203) 226-4447


This Annual Report contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Letter to Shareholders and Management's Discussion and Analysis of Financial Condition and Results of Operations as well as those discussed elsewhere in the Company's SEC report. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Annual Report. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

Annual Meeting
The Annual Meeting of NCT Group, Inc. shareholders will convene at 2:00 PM on Thursday, July 13, 2000, at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905.

10-K Report
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission for 1999, with a list of Exhibits thereto, will be sent without charge to any shareholder of record or beneficial owner of shares of the Company's common stock upon receipt of written request addressed to:

                  Investor Relations
                  NCT Group, Inc.
                  20 Ketchum Street
                  Westport, CT  06880

Any Exhibit will be provided upon payment of the reasonable costs of producing such Exhibit.

Transfer Agent
Inquiries regarding stock transfers, lost certificates or address changes should be directed to:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, NY  10005
                  (212) 936-5100

Stock Market Information

The Company's common stock currently trades under the symbol "NCTI" on Nasdaq's OTC Bulletin Board. The high and low closing sale prices for the Company's common stock for the period indicated is set forth below:

                       1999                       1998
               ----------------------    -----------------------
                 HIGH         LOW           HIGH         LOW
               ----------  ----------    -----------  ----------
 1st Quarter    $0.440      $0.190         $0.938      $0.875
 2nd Quarter    $0.480      $0.230         $0.719      $0.656
 3rd Quarter    $0.285      $0.172         $0.563      $0.531
 4th Quarter    $0.225      $0.115         $0.344      $0.281




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(C)2000 NCT Group, Inc.  All rights reserved.